Exhibit 2.1

TRANSACTION AGREEMENT

BY AND AMONG
AZURE MIDSTREAM ENERGY LLC,
MARLIN MIDSTREAM PARTNERS, LP,
MARLIN MIDSTREAM GP, LLC,
MARLIN IDR HOLDINGS, LLC,
AND
NUDEVCO MIDSTREAM DEVELOPMENT, LLC,

January 14, 2015

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5.12	Adequacy of Assets	12
5.13	Assets Other than Real Property Interests	13
5.14	Title to Real Property	13
5.15	Material Contracts	14
5.16	Permits	16
5.17	Intellectual Property	16
5.18	Taxes	17
5.19	Employee Benefits; Employment and Labor Matters	17
5.20	Regulatory Status	18
5.21	Brokers’ Fee	18
5.22	Securities Laws	18
5.23	Bankruptcy	19
5.24	Books and Records	19

	ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING THE MARLIN PARTIES

6.1	Organization; Qualification	19
6.2	Authority; Enforceability	20
6.3	Non-Contravention	20
6.4	Governmental Approvals	21
6.5	Capitalization	21
6.6	Marlin SEC Reports; Financial Statements	23
6.7	Absence of Certain Changes	24
6.8	Compliance with Law	24
6.9	Legal Proceedings	24
6.10	Environmental Laws	24
6.11	Adequacy of Assets	25
6.12	Assets Other than Real Property Interests	25
6.13	Title to Real Property	26
6.14	Material Contracts	27
6.15	Permits	28
6.16	Intellectual Property	29
6.17	Taxes	29
6.18	Employee Benefits; Employment and Labor Matters	30
6.19	Regulatory Status	32
6.20	Sarbanes-Oxley Compliance	33
6.21	[Reserved]	33
6.22	Valid Issuance	33
6.23	NASDAQ Listing	33
6.24	Delivery of Fairness Opinion	33
6.25	Brokers’ Fee	33
6.26	Marlin Debt Financing	34
6.27	Securities Laws	34

	ARTICLE VII REPRESENTATIONS AND WARRANTIES REGARDING THE NMD PARTIES

7.1	Organization; Qualification	35
7.2	Authority; Enforceability	35
7.3	Non-Contravention	36
7.4	Governmental Approvals	36
7.5	Legal Proceedings	36
7.6	Capitalization; Ownership	37
7.7	Affiliate Transaction	38
7.8	Brokers’ Fee	38

	ARTICLE VIII COVENANTS OF THE PARTIES

8.1	Conduct of Business of Azure	38
8.2	Conduct of Business of the Marlin Parties	41
8.3	Conduct of Business of the NMD Parties	43
8.4	Notice of Certain Events	45
8.5	Access to Information; Confidentiality	45
8.6	Expenses	46
8.7	Reasonable Best Efforts	47
8.8	Public Statements	48
0.89	No Solicitation	48
8.10	Non-Competition and Non-Solicitation	49
8.11	[Reserved]	51
8.12	Tax Matters	51
8.13	Financial Statements	52
8.14	Financings	52
8.15	Termination of Related Party Transactions	54
8.16	IDR Conversion	54
8.17	Amendments to Schedules	54
8.18	Resignations	55
8.19	Officer and Director Insurance and Indemnification Matters	55
8.20	AES Contracts	56
2.21	Excluded Talco Assets	56
8.22	Release of Liens	57
8.23	Release of Guarantee	57
8.24	Removal of Inventory	57

	ARTICLE IX CONDITIONS TO CLOSING

9.1	Conditions to Obligations of Each Party	57
9.2	Conditions to Obligations of Azure	58
9.3	Conditions to Obligations of the Marlin Parties and the NMD Parties	58

	ARTICLE X CLOSING
		59
10.1	Closing	60
10.2	Deliveries by Azure	61
10.3	Deliveries by the Marlin Parties	63
10.4	Deliveries by the NMD Parties

	ARTICLE XI TERMINATION RIGHTS

11.1	Termination Rights	64
11.2	Effect of Termination	66

	ARTICLE XII INDEMNIFICATION

12.1	Indemnification by Azure	66
12.2	Indemnification by the Marlin Parties	67
12.3	Indemnification by the NMD Parties	67
12.4	Limitations and Other Indemnity Claim Matters	68
12.5	Indemnification Procedures	69
12.6	Express Negligence	71
12.7	No Reliance	72
12.8	Tax Treatment	72
12.9	Release	72

	ARTICLE XIII GOVERNING LAW AND CONSENT TO JURISDICTION

13.1	Governing Law	73
13.2	Consent to Jurisdiction	73

	ARTICLE XIV GENERAL PROVISIONS

14.1	Amendment and Modification	73
14.2	Waiver of Compliance; Consents	74
14.3	Notices	74
14.4	Assignment	76
14.5	Third Party Beneficiaries	76
14.6	Entire Agreement	76
14.7	Severability	76
14.8	Representation by Counsel	76
14.9	Disclosure Schedules	77
14.10	Facsimiles; Counterparts	77

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Exhibits

Exhibit A	—	Definitions
Exhibit B-1	—	Map of the Legacy Assets
Exhibit B-2	—	Legacy Personal Property
Exhibit B-3	—	Legacy Real Property Interests
Exhibit C	—	Second A&R Marlin LP Agreement
Exhibit D	—	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit E	—	Form of Talco LP Interests Assignment
Exhibit F	—	Form of Talco GP Interests Assignment
Exhibit G	—	Form of New Omnibus Agreement
Exhibit H	—	Form of Option Agreement
Exhibit I	—	Form of Marlin GP Interests Assignment
Exhibit J	—	Form of Unitholder Agreement
Exhibit K	—	Form of AMI Agreement
Exhibit L	—	Form of Transition Services Agreement
Exhibit M	—	Form of Registration Rights Agreement

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TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”), dated as of January 14, 2015 (the “Execution Date”), is made and entered into by and among Azure Midstream Energy LLC, a Delaware limited liability company (“Azure”), Marlin Midstream Partners, LP, a Delaware limited partnership (“Marlin”), Marlin Midstream GP, LLC, a Delaware limited liability company and the sole general partner of Marlin (“Marlin GP”), Marlin IDR Holdings, LLC, a Delaware limited liability company (“IDRH”) and NuDevco Midstream Development, LLC, a Texas limited liability company (“NMD”).
Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
RECITALS
WHEREAS, Azure owns, directly or indirectly, (i) all of the outstanding membership interests in TGGT GP Holdings, LLC, a Delaware limited liability company (“Talco GP”); (ii) all of the outstanding limited partner interests (the “Talco LP Interests”) in Talco Midstream Assets, Ltd., a Texas limited partnership (“Talco”) and (iii) all of the outstanding general partner and limited partner interests in TGG Pipeline, Ltd., a Texas limited partnership (“TGG”);
WHEREAS, (i) Talco GP owns all of the outstanding general partner interests (the “Talco GP Interests” and together with the Talco LP Interests, the “Talco Interests”) in Talco, (ii) Talco owns all of the Talco Assets and (iii) TGG owns all of the TGG Assets;
WHEREAS, upon the Closing, Azure and its Subsidiaries will contribute the Talco Interests and the TGG Assets (collectively, the “Contributed Assets”) to certain Subsidiaries of Marlin in exchange for the consideration, and on the terms and conditions, set forth in this Agreement (collectively, the “Contribution”);
WHEREAS, immediately prior to or concurrently with, and as a condition to, the Closing, (i) Marlin GP will execute and deliver a Second Amended and Restated Agreement of Limited Partnership of Marlin, substantially in the form of Exhibit C attached hereto (the “Second A&R Marlin LP Agreement”), which will provide for the creation and issuance of additional IDR Units (as defined in the Second A&R Marlin LP Agreement) and (ii) the Incentive Distribution Rights held by IDRH will be converted into 100 IDR Units (such conversion, the “IDR Conversion”);
WHEREAS, NMD owns, among other things, (i) all of the outstanding limited liability company interests in, and is the sole member of, Marlin GP (the “Marlin GP Interests”); (ii) all of the outstanding limited liability company interests in, and is the sole member of, IDRH;

(iii) 1,939,265 Common Units; and (iv) 8,724,545 Subordinated Units, which constitute all of the issued and outstanding Subordinated Units;
WHEREAS, Marlin GP holds a 1.982% general partner interest in Marlin through the ownership of 357,935 General Partner Units, and, after giving effect to the IDR Conversion, IDRH will own 100 IDR Units;
WHEREAS, immediately preceding the consummation of the transactions contemplated by the Contribution, Marlin will redeem 90 of the IDR Units held by IDRH (the “IDRH Subject Interests”), in exchange for the consideration, and on the terms and conditions, set forth in this Agreement (collectively, the “Redemption”);
WHEREAS, immediately following the consummation of the transactions contemplated by the Redemption, Azure will purchase the Marlin GP Interests from NMD in exchange for the consideration, and on the terms and conditions, set forth in this Agreement (collectively, the “GP Purchase”)
WHEREAS, in connection with the consummation of the transactions set forth in this Agreement, NMD will grant Azure an option (the “Option”) to acquire up to 20% of each of the Common Units and Subordinated Units held by NMD on the terms and conditions set forth in the Option Agreement (as defined below);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Parties to enter into this Agreement, Azure and NMD are entering into a letter agreement addressing employee matters (the “Employee Matters Agreement”); and
WHEREAS, the Conflicts Committee of the Board of Directors of Marlin GP (the “Conflicts Committee”) has (i) received an opinion of Simmons & Company International (“Simmons”), the financial advisor to the Conflicts Committee, that the terms of the transactions contemplated by this Agreement and all related agreements described herein are fair to Marlin and its common unitholders (other than the holders of Marlin’s general partner interest, the holders of the Incentive Distribution Rights and their Affiliates) from a financial point of view, (ii) determined that the transactions contemplated by the Transaction Documents (as defined below), other than the transactions involving NMD to which it is making no determination, are (x) fair and reasonable to Marlin, taking into account the totality of the relationships among the parties involved, (y) on terms no less favorable to Marlin than those generally provided to or available from unrelated third parties and (z) granted Special Approval pursuant to Section 7.9 of the Marlin Partnership Agreement, and (iii) recommended that the Board of Directors of Marlin GP approve the transactions contemplated by the Transaction Documents and, subsequently, the Board of Directors of Marlin GP has approved the transactions contemplated by the Transaction Documents.

AGREEMENTS
NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A.
1.2    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
CONTRIBUTION OF THE CONTRIBUTED ASSETS
2.1    Contribution of the Contributed Assets. At the Closing, on the terms and subject to the conditions of this Agreement, (a) Azure shall cause its Subsidiaries to contribute, transfer, convey and deliver to certain Subsidiaries of Marlin all of Azure’s and its Subsidiaries’ right, title and interest in and to the Contributed Assets, free and clear of all Liens (other than Permitted Liens), in exchange for the consideration set forth in Section 2.2 and (b) Marlin and its Subsidiaries shall purchase, assume and accept the Contributed Assets and the TGG Assumed Liabilities with respect thereto.
2.2    Consideration for the Contributed Assets. At the Closing, in consideration for the contribution of the Contributed Assets, Marlin shall (a) issue to Azure 90 IDR Units (the

“Contribution Interests”); and (b) pay to Azure $99,500,000.00 in cash (the “Contribution Cash Consideration”), payable by wire transfer of immediately available funds to an account designated by Azure. The Contribution Cash Consideration and the Contribution Interests are collectively referred to herein as the “Marlin Contribution Consideration.” To the maximum extent permitted by Treasury Regulations Section 1.707-4(d), the Parties agree to treat the payment of the Contribution Cash Consideration made pursuant to this Section 2.2 as received by Azure in reimbursement of pre-formation capital expenditures.
2.3    Certain Prorations.
(a)    Except as provided in Section 2.3(b) below, all prepaid expenses and deposits, and all expenses for which liability has accrued, but whose payment is not yet due as of Closing (including (i) utility deposits and charges, including electricity, water and sewer charges and (ii) transferable business and license fees, including any retroactive adjustments thereof), shall be prorated and adjusted between Azure and Marlin in accordance with the principle that Azure shall be entitled to all revenues and responsible for all expenses allocable to the conduct of the Legacy Business up to 11:59 p.m. on the day before the Closing Date, and Marlin shall be entitled to all revenues and shall be responsible for all expenses allocable to the conduct of the Legacy Business on or after 12:00 a.m. on the Closing Date; provided, however, that this Section 2.3(a) shall not apply to Taxes. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, within thirty (30) days after actual amounts are known, a cash settlement will be made between Azure and Marlin.
(b)    The following items shall be prorated as of the Closing Date with all items of income and expense for the Azure Property being borne by Marlin from and after (and including) the Closing Date and such items being borne by Azure for all time periods prior to the Closing Date: fees and assessments; real and personal ad valorem Taxes; and any assessments by private covenant for the then-current calendar year of Closing. If any of such Taxes, fees or assessments for the year of Closing are not known or cannot be reasonably estimated, such amounts shall be prorated based on such equivalent Taxes, fees or assessments for the year prior to Closing, subject to a final true-up within thirty (30) days after actual amounts are known, in which case a cash settlement(s) will be made between Azure and Marlin.
(c)    Marlin shall take all steps necessary to effectuate the transfer of all utilities used in the Legacy Business to the name of the appropriate Marlin Party as of the Closing Date, and where necessary, post deposits with the utility companies. Azure shall ensure that all utility meters used in the Legacy Business are read as of the Closing Date. Azure shall be credited by Marlin for the portion of any and all deposits held by any utility company that relate to the conduct of the Legacy Business on after 12:00 a.m. on the Closing Date. If the actual amounts to be credited are not known as of the Closing Date, then credits shall be made on the basis of the best evidence then available, and thereafter, within thirty (30) days after actual amounts are known, a cash settlement will be made between Azure and Marlin.
(d)    The provisions of this Section 2.3 shall survive the Closing.
2.4    Purchase Price Allocation. The Marlin Contribution Consideration, the TGG Assumed Liabilities and other relevant items shall be allocated among the Contributed Assets in accordance with their fair market values as reasonably determined by Marlin GP and Azure in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). Marlin GP shall, within sixty days following the Closing, initially prepare and deliver to the Conflicts Committee and Azure for their respective review and approval (a) the Allocation and (b) a draft Internal Revenue Service Form 8594, Asset Acquisition Statement under Code Section 1060 (and any comparable forms required to be filed under state, local or foreign Tax Law) and any additional data or materials required to be attached to Form 8594 pursuant to the Treasury Regulations promulgated under Code Section 1060 (the “Asset Allocation Statement”). If Azure or the Conflicts Committee does not timely notify Marlin GP of any objection to the Asset Allocation Statement, then it shall be deemed agreed to by Azure and the Asset Allocation Statement shall be conclusive and binding upon the Azure and the Marlin Parties. In the event Azure reasonably objects to the manner in which the Asset Allocation Statement has been prepared, Azure shall notify Marlin GP and the Conflicts Committee within twenty-one days of receipt of the Asset Allocation Statement of such objection, and Marlin GP, the Conflicts Committee and Azure shall endeavor in good faith to resolve such dispute within the next ten days. If the Parties are unable to resolve such dispute within said ten day period, Marlin GP and Azure shall submit such dispute to the Independent Accountant. Promptly, but not later than ten days after its acceptance of appointment hereunder, the Independent Accountant shall determine (based solely on representations of Marlin GP and Azure and not upon independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Asset Allocation Statement shall be conclusive and binding upon the Marlin Parties and Azure. Fifty percent (50%) of the costs and expenses of the Independent Accountant shall be borne by Marlin, and the remainder of such costs and expenses shall be borne by Azure. The Marlin Parties and Azure agree (i) to file the final Asset Allocation Statement as well as any similar state or local form consistently with the Allocation, in each case as agreed, and (ii) that neither Marlin GP nor Azure or any of their respective Affiliates or direct or indirect owners shall take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any judicial proceeding, that is in any manner inconsistent with the terms of the Allocation, except as required by applicable Law.
2.5    Quarterly Distributions for the IDR Units. Azure shall pay or cause to be paid to IDRH all distributions on the Contribution Interests declared and made after the Closing Date that relate to any fiscal quarters of Marlin ending before the fiscal quarter of Marlin in which the Closing Date occurs and its pro rata share of such distributions that relate to the fiscal quarter of Marlin in which the Closing Date occurs, which shall be determined based on the number of days between and including the first date of such quarter and the Closing Date. Such payment or payments shall be made no later than five Business Days following the receipt by Azure, any of its Affiliates or successors, or any transferee of the Contribution Interests of such distributions. Marlin shall be required to pay any distributions on the IDR Units (including the Contribution Interests) to the record holder thereof on the record date for such distribution and should not be obligated to allocate any such distributions between Azure and IDRH, which obligation shall be solely between Azure and IDRH.
ARTICLE III
REDEMPTION OF THE IDRH SUBJECT INTERESTS
3.1    Redemption of the IDRH Subject Interests. At the Closing, immediately preceding the consummation of the transactions contemplated by the Contribution, on the terms and subject to the conditions of this Agreement, IDRH shall sell, assign, transfer and convey to Marlin the IDRH Subject Interests, free and clear of all Liens (other than restrictions under applicable federal and state securities Laws), and Marlin shall redeem all of IDRH’s right, title and interest in and to the IDRH Subject Interests in exchange for the consideration set forth in Section 3.2. For the sake of clarity, the IDRH Subject Interests that are redeemed shall cease to be Outstanding (as such term is defined in the Second A&R Marlin LP Agreement).
3.2    Consideration for the IDRH Subject Interests. At the Closing, in consideration for the redemption of the IDRH Subject Interests, immediately after delivery of the IDRH Subject Interests as set forth in Section 3.1, Marlin shall pay to IDRH $63,000,000.00 in cash (the “Redemption Purchase Price”), payable by wire transfer of immediately available funds to accounts designated in writing by IDRH.
ARTICLE IV
PURCHASE OF THE MARLIN GP INTERESTS
4.1    Purchase of the Marlin GP Interests. At the Closing, immediately following the consummation of the transactions contemplated by the Redemption, on the terms and subject to the conditions of this Agreement, NMD shall sell, assign, transfer and convey to Azure the Marlin GP Interests, free and clear of all Liens (other than restrictions under applicable federal and state securities Laws) in exchange for the consideration set forth in Section 4.2, and Azure agrees to purchase and accept from NMD the Marlin GP Interests.
4.2    Consideration for the Marlin GP Interests. At the Closing, in consideration for the receipt of the Marlin GP Interests and the Option, Azure shall pay to NMD $7,000,000.00 in cash (the “Marlin GP Purchase Price”), payable by wire transfer of immediately available funds to accounts designated in writing by NMD.

4.3    Pre-Closing and Closing Quarterly Distributions for the Marlin GP Interests. Azure shall pay or cause to be paid to NMD all distributions on the Marlin GP Interests declared and made after the Closing Date that relate to any fiscal quarters of Marlin ending before the fiscal quarter of Marlin in which the Closing Date occurs and its pro rata share of any distributions declared and made on the Marlin GP Interests after the Closing Date that relate to the fiscal quarter of Marlin in which the Closing Date occurs, which shall be determined based on the number of days between and including the first date of such quarter and the Closing Date. Such payment or payments shall be made no later than five Business Days following the receipt by Azure, any of its Affiliates or successors, or any transferee of the Marlin GP Interests of such distributions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF AZURE
Azure hereby represents and warrants to the Marlin Parties as of the Execution Date and the Closing Date as follows:
5.1    Organization; Qualification. Each Azure Party is an entity duly formed, validly existing and in good standing under the laws of its state of organization. Each Azure Party has full partnership or limited liability company, as applicable, power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each Azure Party is duly licensed or qualified to do business as a foreign partnership or limited liability company, as applicable, and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Legacy Material Adverse Effect. Azure has made available to Marlin true and complete copies of the Organizational Documents of Talco as in effect on the Execution Date.
5.2    Authority; Enforceability.
(a)    Each Azure Party has the requisite limited liability company or limited partnership power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by each Azure Party of the Transaction Documents to which such Azure Party is, or will be, a party, the consummation by such Azure Party of the transactions contemplated thereby and the performance by each Azure Party of all of the terms and conditions thereof to be performed by it have been duly and validly authorized by such Azure Party, and no other proceedings on the part of such Azure Party are necessary to authorize the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.

(b)    The Transaction Documents to which each Azure Party is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by such Azure Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Azure Party is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of such Azure Party, enforceable against such Azure Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
5.3    Non-Contravention. Except as set forth on Schedule 5.3 of the Azure Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which each Azure Party is, or will be, a party by such Azure Party and the consummation by each Azure Party of the transactions contemplated thereby does not and will not: § conflict with any of, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of any Azure Party; § conflict with any of, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Azure or its Subsidiaries is a party or by which any property or asset of Azure or any of its Subsidiaries is bound or affected; § assuming compliance with the matters referred to in Section 5.4, conflict with or violate any Law to which any Azure Party is subject or by which any property or asset of any Azure Party is bound; § constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of any Azure Party; or § result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Governmental Approval that is necessary or desirable for the ownership, lease or operation of the Legacy Assets or the Legacy Business as now conducted, including any Governmental Approvals under any applicable Environmental Law, except, in the cases of clauses (b), (c), (d) and (e), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Legacy Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which each Azure Party is, or will be, a party or to materially impair any Azure Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

5.4    Governmental Approvals. Except as set forth on Schedule 5.4 of the Azure Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, including any declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority under any applicable Environmental Law, is necessary for • the consummation by such Azure Party of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or • the enforcement against an Azure Party of its obligations under the Transaction Documents except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Azure Party is, or will be, a party or to materially impair such Azure Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
5.5    Capitalization.
(a)    Azure owns all of the outstanding limited partner interests in Talco. Talco GP is the sole general partner of Talco and owns an approximate 0.5% general partner interest in Talco, which represents all of the outstanding general partner interests in Talco.
(b)    All of the Talco Interests are duly authorized and validly issued in accordance with the Organizational Documents of Talco, and are fully paid (to the extent required under the Organizational Documents of Talco) and nonassessable (except as nonassessability may be affected by Sections 153.102, 153.103, 153.202 and 153.210 of the TBOC) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Azure owns, directly or indirectly, all of the Talco Interests free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities laws, (ii) any transfer restrictions contained in the Organizational Documents of Talco or Talco GP and (iii) any Liens that will be released as of the Closing.
(c)    There are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Talco Entities to issue or sell any equity interests of any Talco Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any of the Talco Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)    No Talco Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in any Talco Entity on any matter.
(e)    Except with respect to the ownership of any equity or long-term debt securities between or among the Talco Entities, none of the Talco Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.
(f)    No Talco Entity is a party to any agreements, arrangements, or commitments obligating any Talco Entity to grant, deliver or sell, or cause to be granted, delivered or sold, the Talco Interests, by sale, lease, license or otherwise, other than this Agreement.
(g)    There are no voting trusts, proxies or other agreements or understandings to which any Talco Entity is bound with respect to the voting of the Talco Interests.
5.6    Financial Statements.
(a)    Azure has made available to the Marlin Parties § an audited consolidated balance sheet of the Legacy Business as of December 31, 2013, and the related audited income statement and statement of cash flows, for the twelve-month period of operations of the Legacy Business, then ended, together with the footnotes thereto, if any (the “Legacy Audited Annual Financial Statements”); § an unaudited consolidated balance sheet of the Legacy Business as of December 31, 2012, and the related unaudited income statement and statement of cash flows, for the twelve-month period of operations of the Legacy Business, then ended, together with the footnotes thereto, if any (the “Legacy Unaudited Annual Financial Statements”); § audited consolidated balance sheet of the Legacy Business as of the period ending September 30, 2014 and the related audited consolidated income statement and statement of cash flows, for the nine-month period of operations of the Legacy Business then ended, together with the footnotes thereto, if any (the “Legacy Audited Interim Financial Statements”); and (iv) unaudited consolidated balance sheets of the Legacy Business as of the period ending November 30, 2014 and September 31, 2014 and the related unaudited consolidated income statements and statements of cash flows, for the respective one-month periods of operations of the Legacy Business then ended, together with the footnotes thereto, if any (the “Legacy Unaudited Interim Financial Statements” and, together with the Legacy Audited Annual Financial Statements, the Legacy Unaudited Annual Financial Statements and the Legacy Audited Interim Financial Statements, the “Legacy Financial Statements”). The Legacy Financial Statements (A) are consistent with the books and records of Azure, (B) have been prepared in accordance with GAAP and (B) present fairly, in all material respects, the consolidated financial position and operating results, equity and cash flows of the Legacy Business as of, and for the periods ended on, the respective dates thereof.

(b)    None of Azure or any of its Subsidiaries has any liability, whether accrued, contingent, absolute, un-liquidated or otherwise, whether due or to become due, or any unrealized or unanticipated loss, which was then or will be material to the Legacy Assets, the Legacy Business or the TGG Assumed Liabilities and that would be required to be included in the Legacy Financial Statements under GAAP (including the footnotes thereto) except for (i) liabilities set forth in the Legacy Financial Statements; and (ii) liabilities relating to the Legacy Business that have arisen since November 30, 2014 in the ordinary course of business consistent with past practice.
5.7    Absence of Certain Changes. Except as set forth on Schedule 5.7 of the Azure Disclosure Schedules or as expressly contemplated by this Agreement, since November 30, 2014, (a) the Legacy Assets have been operated or utilized in the ordinary course and in substantially the same manner consistent with past practices and (b) there have been no changes in the Legacy Assets, the Legacy Business and TGG Assumed Liabilities that would reasonably be expected to have a Legacy Material Adverse Effect.
5.8    Compliance with Law. Except for Environmental Laws (which are the subject of Section 5.10(a)) and except as to matters that would not reasonably be expected to have a Legacy Material Adverse Effect, (a) Azure and its Subsidiaries are in compliance with all Laws applicable to the conduct of the Legacy Business as currently conducted or the ownership and use of the Legacy Assets; (b) neither Azure nor any of its Subsidiaries has received written notice of any violation of any Laws applicable to the conduct of the Legacy Business as currently conducted or the ownership and use of the Legacy Assets; and (c) to the Knowledge of Azure, neither Azure nor any of its Subsidiaries is under investigation by any Governmental Authority for potential non-compliance with any Law applicable to the conduct of the Legacy Business as currently conducted or the ownership and use of the Legacy Assets.
5.9    Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 5.10(c) and except as set forth on Schedule 5.9 of the Azure Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Azure, threatened against or by Azure (a) relating to or affecting the Legacy Business, the Legacy Assets or the TGG Assumed Liabilities, which if determined adversely to Azure would reasonably be expected to have a Legacy Material Adverse Effect or (b) that questions or involves the validity or enforceability of the obligations of Azure under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the Transactions contemplated by this Agreement.
5.10    Environmental. Except as set forth in Schedule 5.10 of the Azure Disclosure Schedules, and except for matters that would not reasonably be expected to have a Legacy Material Adverse Effect:

(a)    The Legacy Assets and the Legacy Business are in compliance with Environmental Laws;
(b)    All Permits required under Environmental Laws in connection with the Legacy Assets, the operation of the Legacy Assets and the Legacy Business have been duly obtained or filed and are valid and currently in full force and effect and there are no Proceedings pending to revoke or limit any of such Permits;
(c)    The Legacy Assets and the Legacy Business are not subject to any pending or, to the Knowledge of Azure, threatened Proceeding pursuant to Environmental Laws, nor has Azure or any of its Subsidiaries received any written notice of actual or alleged violation, noncompliance, or enforcement or any notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws (including designation as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended);
(d)    There has been no Release of a Hazardous Substance on or from the Legacy Assets or from or in connection with the operation of the Legacy Business in a manner that would reasonably be expected to give rise to any response cost, or remedial or corrective action obligations pursuant to Environmental Laws; and
(e)    To the Knowledge of Azure, there has been no exposure of any Person or property to any Hazardous Substances in connection with the Legacy Assets that would reasonably be expected to form the basis of a material claim for damages or compensation.
This Section 5.10 contains the sole and exclusive representations of Azure with respect to Environmental Laws, Hazardous Substances and environmental matters.
5.11    Qualified Income. For the twelve-month period ended December 31, 2013 and the nine month period ended September 30, 2014, more than 90% of the gross income (as determined for U.S. federal income tax purposes) of the Legacy Business was “qualifying income” within the meaning of Section 7704(d) of the Code.
5.12    Adequacy of Assets. Except as set forth on Schedule 5.12 of the Azure Disclosure Schedules, all of the assets, interests and other rights necessary to own the Legacy Assets, and conduct the Legacy Business in the ordinary course and in substantially the same manner as currently being conducted and consistent with past practices, are owned or leased by Azure and its Subsidiaries and constitute a portion of the Legacy Assets, all of which will be (a) assigned to Marlin or one of its Subsidiaries pursuant to the Transaction Documents or (b) provided to Marlin or one of its Subsidiaries under the Transaction Documents, except as would not reasonably be expected to have a Legacy Material Adverse Effect.

5.13    Assets Other than Real Property Interests
(a)    Talco and TGG, as applicable, have good and valid title to all the tangible Legacy Assets (other than real property, which is the subject of Section 5.14(a)), free and clear of all Liens except (i) such as are set forth on Schedule 5.13 of the Azure Disclosure Schedules that will be released in full at Closing or (ii) for Permitted Liens.
(b)    All the Legacy Assets which constitute property, plant and equipment comprising a part of the Legacy Assets, has been maintained in accordance with generally accepted industry practice and are in good operating condition and repair, ordinary wear and tear excepted, and adequate for the purposes for which they are currently being used or held for use. This Section 5.13 does not relate to real property or interests in real property, such items being the subject of Section 5.14.
5.14    Title to Real Property.
(a)    Other than as set forth to the contrary on Schedule 5.14(a) of the Azure Disclosure Schedules, the Legacy Assets include a valid right and interest to conduct the Legacy Business on land whereupon such Legacy Business is currently being conducted, which interest is sufficient for the Legacy Business as such Legacy Business is being conducted on the Execution Date (collectively, the “Azure Property”), free and clear of all Liens except Permitted Liens), and except as would not reasonably be expected to have a Legacy Material Adverse Effect.
(b)    Other than as set forth to the contrary on Schedule 5.14(b) of the Azure Disclosure Schedules, with respect to any Azure Property that consists of fee owned real property owned by Azure or its Subsidiaries, Azure or its applicable subsidiary has good and indefeasible title to such real property, free and clear of all Liens except Permitted Liens.
(c)    Other than as set forth to the contrary on Schedule 5.14(c) of the Azure Disclosure Schedules, Talco and TGG, as applicable, have, and the Legacy Assets include, such consents, easements, rights-of-way, permits, real property licenses and surface leases (collectively, “Rights-of-Way”) as are sufficient to operate the Legacy Assets as such Legacy Assets are being conducted on the Execution Date, except as would not reasonably be expected to have a Legacy Material Adverse Effect. Azure or its applicable subsidiary has fulfilled and performed all its material obligations with respect to such Rights-of-Way and, to the Knowledge of Azure, no Event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have a Legacy Material Adverse Effect.

(d)    Other than as set forth to the contrary on Schedule 5.14(d) of the Azure Disclosure Schedules (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the Azure Property and (B) Azure, Talco and TGG have no Knowledge of any such threatened Proceeding, which (in either case), if pursued, would reasonably be expected to have a Legacy Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the Azure Property is properly zoned for the existence, occupancy and use of the Legacy Assets located on the Azure Property, except as would not reasonably be expected to have a Legacy Material Adverse Effect, and (iii) none of the Legacy Assets and the operations thereof are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have a Legacy Material Adverse Effect.
5.15    Material Contracts.
(a)    Except as set forth on Schedule 5.15 of the Azure Disclosure Schedules, as of the Execution Date, Azure and its Subsidiaries are not a party to or bound by any Contract used in the Legacy Business or included among the Legacy Assets that:
(i)    contains any provision or covenant which materially restricts Azure or any Affiliate thereof from engaging in any lawful business activity or competing with any Person or operate at any location, including any preferential rights, rights of first refusal or rights of first offer granted to third parties;
(ii)    o relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money, liabilities or other obligations by Azure or any of its Subsidiaries (including so-called take-or-pay or keepwell agreements) or o creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $500,000);
(iii)    is in respect of the formation of any partnership, joint venture or other arrangement or otherwise relates to the joint ownership or operation of the assets owned by Azure or any of its Subsidiaries or which requires Azure or any of its Subsidiaries to invest funds in or make loans to, or purchase any securities of, another Person, involving assets or obligations in excess of $500,000;
(iv)    relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;
(v)    is a bond, letter of credit, guarantee or security deposit posted (or supported) by or on behalf of Azure or any of its Subsidiaries;

(vi)    includes the acquisition of assets or properties or the sale of assets or properties, in each case with a book value in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise);
(vii)    involves a sharing of profits, losses, costs or liabilities by Azure or any of its Subsidiaries with any other Person other than gas processing contracts;
(viii)    relates as of the Execution Date to o the purchase of materials, supplies, goods, services, equipment or other assets, o the purchase, sale, transporting, treating, gathering, processing or storing of, or gas compressing services rendered in connection with, natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto or o the construction of capital assets, o the management of any part or all of the Legacy Assets or Legacy Business, o services provided to or in connection with, the Legacy Assets or the Legacy Business, o the paying of commissions related to the Legacy Business, o advertising contracts and o other similar types of Contracts of the kind listed in (A) through (G) above, in the cases of clauses (A), (B), (C), (D), (E), (F), (G) and (H), that provides for annual payments by or to Azure or any of its Subsidiaries in excess of $500,000;
(ix)    provides for indemnification of one or more Persons by Azure or any of its Subsidiaries or the assumption of any Tax, environmental or other liability of any Person; and
(x)    otherwise involves the annual payment by or to Azure or any of its Subsidiaries of more than $500,000 and cannot be terminated by Azure or any of its Subsidiaries on 90 days or less notice without payment by Azure or any of its Subsidiaries of any material penalty.
(b)    Azure has made available to the Marlin Parties a true and correct copy of each contract required to be disclosed on Schedule 5.15 of the Azure Disclosure Schedules (all such Contracts being referred to as the “Legacy Contracts”).
(c)    Each Legacy Contract is a valid and binding obligation of Azure or its Subsidiaries, and is in full force and effect and enforceable in accordance with its terms against such entity and, to the Knowledge of Azure, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of Azure, threatened by any other party thereto nor has Azure or any of its Subsidiaries executed any waiver that waives any material rights thereunder.
(d)    None of Azure or its Subsidiaries nor, to the Knowledge of Azure or any of its Subsidiaries, any other party to any Legacy Contract is in default or breach in any material respect under the terms of any Legacy Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by Azure or any of its Subsidiaries or, to the Knowledge of Azure, any other party to any Legacy Contract, or would permit termination, modification or acceleration under any Legacy Contract.
(e)    None of Azure or any of its Subsidiaries have received any material prepayment, advance payment, deposits or similar payments, and have no refund obligation, with respect to any gas or other hydrocarbons (including liquid products) or products purchased, sold, transported, gathered, stored or processed by or on behalf of Azure or its Subsidiaries with respect to the Legacy Business; and (ii) none of Azure or any of its Subsidiaries have received any material compensation for transportation, gathering, storage or processing services with respect to the Legacy Business which would be subject to any refund or create any repayment obligation either by or to Azure or any of its Subsidiaries, and to the Knowledge of Azure, there is no basis for a claim that a refund is due with respect to the Legacy Business.
5.16    Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws, which are the subject of Section 5.10(b), Azure has, and the Legacy Assets include or will include, all Permits as are necessary for the ownership and operation of the Legacy Assets except for those the failure of which to have would not reasonably be expected to have a Legacy Material Adverse Effect.
5.17    Intellectual Property. Schedule 5.17 of the Azure Disclosure Schedules sets forth a true and complete list of all patents, registered trademarks and registered copyrights and applications therefor (collectively, “Registered Intellectual Property”), included among the Legacy Assets that is material to the operation of the Legacy Business. With respect to registered trademarks included among the Registered Intellectual Property, Schedule 5.17 of the Azure Disclosure Schedules sets forth a list of all jurisdictions in which such trademarks are registered or applied for or will be registered or applied for as of the Closing Date, and all registration and application numbers. Except as set forth on Schedule 5.17 of the Azure Disclosure Schedules, Azure or its Subsidiaries owns or will own as of the Closing Date, and Marlin will have as of the Closing Date, the right to use without claim of infringement by any other person, all intellectual property that is material to the operation of the Legacy Business as currently conducted. The consummation of the transactions contemplated hereby will not impair or require the consent of any person with respect to any such rights, in each case, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Legacy Material Adverse Effect.
5.18    Taxes.
(a)    All material Tax Returns required to be filed with respect to the Legacy Business and Legacy Assets (taking into account any valid extension of the due date for filing) have been timely filed, all such Tax Returns are complete and correct in all material respects and all Taxes due relating to the Legacy Business and Legacy Assets have been paid in full.
(b)    No material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to any portion of the Legacy Assets or the Legacy Business.
(c)    All material Taxes required to be withheld, collected or deposited by or with respect to the Legacy Assets and Legacy Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
(d)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the Legacy Assets and the Legacy Business for any period.
(e)    No Talco Entity is a party to any Tax sharing agreement, Tax indemnity agreement Tax allocation agreement or similar agreement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).
(f)    No Talco Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).
(g)    Except as set forth on Schedule 5.18(g) of the Azure Disclosure Schedules, each Talco Entity is currently, and has been since its formation, a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes and none of the Talco Entities has elected to be treated as a corporation for federal Tax purposes.
(h)    Except as set forth on Schedule 5.18(h) of the Azure Disclosure Schedules, none of the Talco Entities has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
5.19    Employee Benefits; Employment and Labor Matters. No Talco Entity has any employees or sponsors, maintains or contributes to any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, or any other employee benefit plan or compensation plan. No Talco Entity has any actual or potential liability with respect to any pension plan subject to Title IV of ERISA.
5.20    Regulatory Status. Neither Azure nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. Neither Azure nor any of its Subsidiaries has been operated or has provided services as a “natural gas company” subject to the jurisdiction of FERC under the Natural Gas Act of 1938, as amended. Neither Azure nor an of its Subsidiaries has utilized its facilities to provide service as a common carrier subject to the jurisdiction of FERC under the Interstate Commerce Act as such statute is implemented by FERC pursuant to the Department of Energy Organization Act of 1977. None of the “intrastate pipelines” that are part of the Legacy Business provide transportation services pursuant to Section 311 of the Natural Gas Policy Act of 1978. None of the “intrastate pipelines” that are part of the Legacy Business provide service to public utilities in Louisiana thereby becoming subject to Louisiana Public Service Commission jurisdiction.
5.21    Brokers’ Fee. Except as set forth on Schedule 5.21 of the Azure Disclosure Schedules, neither Azure nor any of its Affiliates has entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Marlin or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.
5.22    Securities Laws.
(a)    Azure has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Contribution Interests and the Marlin GP Interests and is capable of bearing the economic risk of such investment. Azure is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Azure is acquiring the Contribution Interests and the Marlin GP Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Contribution Interests and the Marlin GP Interests. Azure does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Contribution Interests and the Marlin GP Interests. Azure acknowledges and understands that (i) neither the acquisition of the Contribution Interests nor the Marlin GP Interests have been registered under the Securities Act and that Azure is acquiring the Contribution Interests and the Marlin GP Interests in reliance on an exemption therefrom and (ii) the Contribution Interests and the Marlin GP Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. Azure agrees that neither the Contribution Interests nor the Marlin GP Interests may be sold, transferred or offered for sale or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b)    Azure has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Contribution Interests and the Marlin GP Interests. Azure has had an opportunity to ask questions and receive answers from the NMD Parties regarding the terms and conditions of the sale and transfer of the Contribution Interests and the Marlin GP Interests and has had the opportunity to ask questions and receive answers from Marlin concerning the business, properties, prospects and financial condition of Marlin.
5.23    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Azure, threatened against Azure or any of its Subsidiaries.
5.24    Books and Records. The books and records of the Legacy Business that are necessary for the ownership and operation of the Legacy Assets have been maintained in accordance with prudent industry practice and such books and records have been made available to the Marlin Parties.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING THE MARLIN PARTIES
Each NMD Party hereby, jointly and severally, represents and warrants to Azure as of the Execution Date and the Closing Date, as follows:
6.1    Organization; Qualification. Each Marlin Party is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Marlin Party has full partnership or limited liability company, as applicable, power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each Marlin Party is duly licensed or qualified to do business as a foreign partnership or limited liability company, as applicable, and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Marlin Material Adverse Effect. Each Marlin Party has made available to Azure true and complete copies of the Organizational Documents of such Marlin Party as in effect on the Execution Date.
6.2    Authority; Enforceability.
(a)    Each Marlin Party has the requisite limited liability company or limited partnership power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by each Marlin Party of the

Transaction Documents to which such Marlin Party is, or will be, a party, the consummation by such Marlin Party of the transactions contemplated thereby and the performance by each Marlin Party of all of the terms and conditions thereof to be performed by them, have been duly and validly authorized by such Marlin Party, and no other proceedings on the part of such Marlin Party are necessary to authorize the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.
(b)    The Transaction Documents to which each Marlin Party is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by such Marlin Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Marlin Party is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of such Marlin Party, enforceable against such Marlin Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
6.3    Non-Contravention. Except as set forth on Schedule 6.3 of the Marlin Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which each Marlin Party is, or will be, a party by such Marlin Party and the consummation by each Marlin Party of the transactions contemplated thereby does not and will not: § conflict with any of, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of any Marlin Party; § conflict with any of, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Marlin Entity is a party or by which any property or asset of any Marlin Entity is bound or affected; § assuming compliance with the matters referred to in Section 6.4, conflict with or violate any Law to which any Marlin Entity is subject or by which any property or asset of any Marlin Entity is bound; § constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of any Marlin Entity; or § result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Governmental Approval that is necessary or desirable for the ownership, lease or operation of any Marlin Entity property and other assets utilized in carrying on its business as now conducted, including any Governmental Approvals under any applicable Environmental Law, except, in the cases of clauses (b), (c), (d) and (e), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Marlin Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any Marlin Party is, or will be, a party or to materially impair any Marlin Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
6.4    Governmental Approvals. Except as set forth on Schedule 6.4 of the Marlin Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, including any declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority under any applicable Environmental Law, is necessary for • the consummation by such Marlin Party of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or • the enforcement against a Marlin Party of its obligations under the Transaction Documents, except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Marlin Party is, or will be, a party or to materially impair such Marlin Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
6.5    Capitalization.
(c)    As of the Execution Date: (i) 8,979,248 Common Units were issued and outstanding (164,983 of which are attributable to vested awards issued under the Marlin Midstream Partners, LP 2013 Long-Term Incentive Plan (the “Marlin LTIP”)), (ii) 8,724,545 Subordinated Units were issued and outstanding, (iii) 357,935 General Partner Units were issued and outstanding, (iv) 1,750,000 Common Units were reserved for issuance under the Marlin LTIP, (v) 298,400 phantom units, each relating to one Common Unit and each with dividend equivalent rights, have been awarded under the Marlin LTIP, each of which was awarded pursuant to a phantom unit agreement in a form filed by Marlin with the SEC or otherwise provided to Azure prior to the Execution Date, and (vi) no other awards are issued and outstanding under the Marlin LTIP. Except as set forth in Schedule 6.5(a) of the Marlin Disclosure Schedules, no Subsidiary of Marlin owns any equity interests in Marlin.
(d)    All of the limited partner interests in Marlin are duly authorized and validly issued in accordance with the Organizational Documents of Marlin, and are fully paid (to the extent required under the Organizational Documents of Marlin) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each Subsidiary of Marlin are authorized and validly issued in accordance with the Organizational Documents of such Marlin Entity and are fully paid (to the extent required under the Organizational Documents of such Marlin Entity) and nonassessable (except as nonassessability may be affected by Section 101.26 of the Texas Business Organizations Code) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Each Subsidiary of Marlin is set forth on Schedule 6.5(b) of the Marlin Disclosure Schedules. Marlin owns, directly or indirectly, all of the outstanding Interests in each Subsidiary of Marlin free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of the Marlin Entities.
(e)    Except as set forth in the Organizational Documents of the Marlin Entities or for phantom unit awards outstanding under the Marlin LTIP, there are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Marlin Entities to issue or sell any equity interests of any Marlin Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any of the Marlin Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(f)    No Marlin Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Marlin on any matter.
(g)    Except with respect to the ownership of any equity or long-term debt securities between or among the Marlin Entities, none of the Marlin Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.
(h)    Marlin GP is the sole general partner of Marlin with an approximate 1.982% general partner interest in Marlin. The General Partner Units have been duly authorized and validly issued in accordance with the Marlin Partnership Agreement, and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The General Partner Units are owned by Marlin GP free and clear of all Liens, other than (i) transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Marlin Partnership Agreement.
(i)    IDRH owns 100% of the Incentive Distribution Rights. The Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Marlin Partnership Agreement, and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

6.6    Marlin SEC Reports; Financial Statements.
(a)    The Marlin Parties have furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Marlin with the SEC since January 1, 2014 (such documents, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, being collectively referred to as the “Marlin SEC Documents”). Each Marlin SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Marlin SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    Each of the financial statements of Marlin contained or incorporated by reference in the Marlin SEC Documents (“Marlin Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position and operating results, equity and cash flows of Marlin as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.
(c)    None of the Marlin Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of Marlin under GAAP except for (i) liabilities set forth on the unaudited consolidated balance sheet dated as of September 30, 2014 or the notes thereto contained in the Marlin SEC Documents; (ii) liabilities that have arisen since September 30, 2014 in the ordinary course of business; and (iii) liabilities which would not reasonably be expected to have a Marlin Material Adverse Effect.
(d)    All distributions made by Marlin since its initial public offering have been made from Operating Surplus (as defined in the Marlin Partnership Agreement) and in accordance with the terms of the Marlin Partnership Agreement.
(e)    Except (i) as set forth on the unaudited consolidated balance sheet of Marlin dated as of September 30, 2014 or the notes thereto contained in the Marlin Financial Statements or (ii) as otherwise incurred in the ordinary course of business since September 30, 2014, none of the Marlin Entities has any Indebtedness.
6.7    Absence of Certain Changes. Except as set forth on Schedule 6.7 of the Marlin Disclosure Schedules or as expressly contemplated by this Agreement, since September 30, 2014, (a) the Marlin Entities have conducted their business in the ordinary course and in a manner consistent with past practice and (b) there has not been any Event, occurrence or development which would be reasonably expected to have a Marlin Material Adverse Effect.
6.8    Compliance with Law. Except for Environmental Laws (which are the subject of Section 6.10) and except as to matters that would not reasonably be expected to have a Marlin Material Adverse Effect, (a) each of the Marlin Entities is in compliance with Laws applicable to the conduct of its business as currently conducted or the ownership or use of its assets, (b) none of the Marlin Entities has received written notice of any violation of any Laws applicable to the conduct of its business as currently conducted or the ownership or use of its assets, and (c) to the Knowledge of Marlin, none of the Marlin Entities is under investigation by any Governmental Authority for potential non-compliance with any Law applicable to the conduct of its business as currently conducted or the ownership or use of its assets,.
6.9    Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 6.10 and except as is set forth on Schedule 6.9 of the Marlin Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Marlin, threatened against or by any Marlin Party (a) relating to or affecting its business or assets, which if determined adversely to any Marlin Party, would reasonably be expected to have a Marlin Material Adverse Effect or (b) that questions or involves the validity or enforceability of the obligations of any Marlin Party under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with the consummation of the Transactions contemplated by this Agreement.
6.10    Environmental Laws. Except as set forth on Schedule 6.10 of the Marlin Disclosure Schedules, and except for matters that would not reasonably be expected to have a Marlin Material Adverse Effect:
(a)    Each of the Marlin Entities is in compliance with Environmental Laws;
(b)    All Permits required under Environmental Laws in connection with the business and operations of the Marlin Entities have been duly obtained or filed and are valid and currently in full force and effect and there are no Proceedings pending to revoke or limit any of such Permits;
(c)    None of the Marlin Entities nor any of their properties or operations are subject to any pending or, to the Knowledge of Marlin, threatened Proceeding pursuant to Environmental

Laws, nor has any Marlin Entity received any written notice of violation, noncompliance, or enforcement or any notice of actual or alleged investigation or remediation from any Governmental Authority pursuant to Environmental Laws (including designation as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended);
(d)    There has been no Release of a Hazardous Substance on or from any of the properties of the Marlin Entities or from or in connection with the operation of the business of the Marlin Entities in a manner that would reasonably be expected to give rise to any response cost, or remedial or corrective action obligations pursuant to Environmental Laws; and
(e)    To the Knowledge of Marlin, there has been no exposure of any Person or property to any Hazardous Substances in connection with the business or operations of the Marlin Entities that would reasonably be expected to form the basis of a material claim for damages or compensation.
This Section 6.10 contains the sole and exclusive representations of the NMD Parties with respect to Environmental Laws, Hazardous Substances and environmental matters regarding the Marlin Parties.
6.11    Adequacy of Assets. Except as set forth on Schedule 6.11 of the Marlin Disclosure Schedules, all of the assets, interests and other rights necessary to own all of the assets of Marlin, and conduct the operations of Marlin in the ordinary course and in substantially the same manner as currently being conducted and consistent with past practice, are owned or leased by Marlin, except as would not reasonably be expected to have a Marlin Material Adverse Effect.
6.12    Assets Other than Real Property Interests.
(c)    Each Marlin Entity has good and valid title to or rights or interests in all of its tangible assets (other than real property which is the subject of Section 6.13(a)), free and clear of all Liens except (i) such as are set forth on Schedule 6.12(a) of the Marlin Disclosure Schedules or (ii) for Permitted Liens.
(d)    All the assets of the Marlin Entities which constitute property, plant and equipment have been maintained in accordance with generally accepted industry practice and are in good operating condition and repair, ordinary wear and tear excepted, and adequate for the purposes for which they are currently being used or held for use. This Section 6.12 does not relate to real property or interests in real property, such items being the subject of Section 6.13.
6.13    Title to Real Property.
(e)    Other than as set forth to the contrary on Schedule 6.13(a) of the Marlin Disclosure Schedules, each Marlin Entity has a valid right and interest to conduct the operations of Marlin on land whereupon such operations are currently being conducted, which interest is sufficient for the operations of Marlin as such operations are being conducted on the Execution Date (collectively, the “Marlin Property”), free and clear of all Liens except Permitted Liens, and except as would not reasonably be expected to have a Marlin Material Adverse Effect.
(f)    Other than as set forth to the contrary on Schedule 6.13(b) of the Marlin Disclosure Schedules, with respect to any Marlin Property that consists of fee owned real property owned by each Marlin Entity, each Marlin Entity has good and indefeasible title to such real property, free and clear of all Liens except Permitted Liens.
(g)    Other than as set forth to the contrary on Schedule 6.13(c) of the Marlin Disclosure Schedules, the Marlin Entities have such Rights-of-Way as are sufficient to conduct the operations of Marlin as such operations are being conducted on the Execution Date, except as would not reasonably be expected to have a Marlin Material Adverse Effect. Each Marlin Entity has fulfilled and performed all its material obligations with respect to such Rights-of-Way and, to the Knowledge of Marlin, no Event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have an Marlin Material Adverse Effect.
(h)    Other than as set forth to the contrary on Schedule 6.13(d) of the Marlin Disclosure Schedules (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the Marlin Property and (B) Marlin has no Knowledge of any such threatened Proceeding, which (in either case), if pursued, would reasonably be expected to have a Marlin Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the Marlin Property is properly zoned for the existence, occupancy and use of the assets owned by such Marlin Entity located on the Marlin Property, except as would not reasonably be expected to have a Marlin Material Adverse Effect, and (iii) none of the assets owned by any Marlin Entity situated on Marlin Property or the operations thereof are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have a Marlin Material Adverse Effect.
6.14    Material Contracts.
(f)    Except as set forth on Schedule 6.14(a) of the Marlin Disclosure Schedules or filed with any Marlin SEC Document (including by incorporation by reference) prior to the Execution Date, as of the Execution Date, none of the Marlin Entities is a party to or bound by any Contract that:

(i)    is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by such Marlin Entity on the Execution Date;
(ii)    contains any provision or covenant which materially restricts any Marlin Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person or operate at any location, including any preferential rights, rights of first refusal or rights of first offer granted to third parties;
(iii)    (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money, liabilities or other obligations by any Marlin Entity (including so-called take-or-pay agreements) or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $500,000);
(iv)    is in respect of the formation of any partnership, joint venture or other arrangement or otherwise relates to the joint ownership or operation of the assets owned by any of the Marlin Entities or which requires any of the Marlin Entities to invest funds in or make loans to, or purchase any securities of, another Person involving assets or obligations in excess of $500,000;
(v)    relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;
(vi)    is a bond, letter of credit, guarantee or security deposit posted (or supported) by or on behalf of any Marlin Entity;
(vii)    includes the acquisition of assets or properties or the sale of assets or properties, in each case with a book value in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise);
(viii)    any Contract or commitment that involves a sharing of profits, losses, costs or liabilities by any Marlin Entity with any other Person other than gas processing contracts;
(ix)    any Contract to which any of the Marlin Entities is bound as of the Execution Date that relates to (A) the purchase of materials, supplies, goods, services or other assets, (B) the purchase, sale, transporting, treating, gathering, processing or storing of, or gas compressing services rendered in connection with, natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto or (C) the construction of capital assets, (D) the management of any part or all of the business of each of the Marlin Entities, (E) services provided to or in connection with, the business of each of the Marlin Entities, (F) the paying of commissions related to the business of each of the Marlin Entities, (G) advertising contracts and (H) other similar types of Contracts of the kind listed in (A) through (G) in the cases of clauses (A), (B), (C), (E) and (H) that provides for annual payments by or to any of the Marlin Entities in excess of $500,000;
(x)    provides for indemnification of one or more Persons by one or more Marlin Entities or the assumption of any Tax, environmental or other liability of any Person; and
(xi)    otherwise involves the annual payment by or to any of the Marlin Entities of more than $500,000 and cannot be terminated by the Marlin Entities on 90 days or less notice without payment by the Marlin Entities of any material penalty.
(g)    The Marlin Parties have made available to Azure a true and correct copy of each Contract required to be disclosed on Schedule 6.14(a) of the Marlin Disclosure Schedules (all such Contracts being referred to as the “Marlin Contracts”).
(h)    Each Marlin Contract is a valid and binding obligation of the applicable Marlin Entity, and is in full force and effect and enforceable in accordance with its terms against such Marlin Entity and, to the Knowledge of Marlin, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights, and no defenses, off-sets or counterclaims have been asserted or, to the Knowledge of Marlin, threatened by any other party thereto nor has Marlin or any of its Subsidiaries executed any waiver that waives any material rights thereunder.
(i)    None of the Marlin Entities nor, to the Knowledge of Marlin, any other party to any Marlin Contract is in default or breach in any material respect under the terms of any Marlin Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Marlin Entity or, to the Knowledge of Marlin, any other party to any Marlin Contract, or would permit termination, modification or acceleration under any Marlin Contract.
6.15    Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 6.9(b), the Marlin Entities have all Permits as are necessary for the ownership and operation of their assets as currently owned and operated, except where the failure to have such Permits would not reasonably be expected to have a Marlin Material Adverse Effect.
6.16    Intellectual Property. Schedule 6.16 of the Marlin Disclosure Schedules sets forth a true and complete list of all Registered Intellectual Property owned by one or more of the Marlin Entities. With respect to registered trademarks, Schedule 6.16 of the Marlin Disclosure Schedules sets forth a list of all jurisdictions in which such trademarks are registered or applied for or will be registered or applied for as of the Closing Date, and all registration and application numbers. Except as set forth on Schedule 6.16 of the Marlin Disclosure Schedules, one or more of the Marlin Entities or their Subsidiaries owns or will own as of the Closing Date, the right to use without claim of infringement by any other person, all intellectual property that is material to the operation of the business of Marlin as currently conducted. The consummation of the transactions contemplated hereby will not impair or require the consent of any person with respect to any such rights, in each case, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Marlin Material Adverse Effect.
6.17    Taxes.
(i)    All material Tax Returns required to be filed with respect to the Marlin Entities (taking into account any valid extension of the due date for filing) have been timely filed, all such Tax Returns are complete and correct in all material respects and all Taxes due relating to the Marlin Entities have been paid in full.
(j)    No material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to any Marlin Entity.
(k)    All material Taxes required to be withheld, collected or deposited by or with respect to the Marlin Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
(l)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the assets of the Marlin Entities for any period.
(m)    No Marlin Entity is a party to any Tax sharing agreement, Tax indemnity agreement Tax allocation agreement or similar agreement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).
(n)    No Marlin Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).
(o)    Except as set forth on Schedule 6.17(g) of the Marlin Disclosure Schedules, each Marlin Entity is currently, and has been since its formation, a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes and none of the Marlin Entities has elected to be treated as a corporation for federal Tax purposes.

(p)    Except as set forth on Schedule 6.17(h) of the Marlin Disclosure Schedules, none of the Marlin Entities has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(q)    Marlin has not elected to be treated as a corporation for federal Tax purposes. Marlin qualifies as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and at least 90% of the gross income (as determined for U.S. federal income tax purposes) of Marlin for each taxable year since its formation and for the nine month period ended September 30, 2014 has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.
6.18    Employee Benefits; Employment and Labor Matters.
(a)    Except as set forth on Schedule 6.18(a) of the Marlin Disclosure Schedules, no Marlin Entity, nor any ERISA Affiliate of any Marlin Entity, sponsors, maintains, contributes to or is required to contribute to, or has sponsored, maintained, contributed to or been required to contribute to within the past six years any of the following:
(i)    any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) or
(ii)    any material personnel policy, equity-based plan (including, but not limited to, unit option plans, unit purchase plans, unit appreciation rights and phantom unit plans), collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay or retention plan or arrangement, change in control policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 6.18(a)(i) (collectively, along with the plans described in Section 6.18(a)(i) above, the “Marlin Benefit Plans”).
True, correct and complete copies of each of the Marlin Benefit Plans, including all amendments thereto, have been made available to Azure. Except as identified on Schedule 6.18(a) of the Marlin Disclosure Schedules, none of the Marlin Benefit Plans are sponsored, maintained or contributed to, or have been sponsored, maintained or contributed to, by any of the Marlin Entities.
(b)    Except as disclosed on Schedule 6.18(b) of the Marlin Disclosure Schedules and except as to matters that would not reasonably be expected to have a Marlin Material Adverse Effect:

(xii)    each Marlin Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;
(xiii)    there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Marlin, threatened, with respect to any Marlin Benefit Plan and no Marlin Benefit Plan is under audit or is subject to an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state Governmental Authority nor, to the Knowledge of Marlin, is any such audit or investigation pending; and
(xiv)    each Marlin Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or has pending or has time remaining in which to file an applicable for such a determination letter) or is the subject of an opinion letter issued by the Internal Revenue Service on which it can rely.
(c)    In connection with the consummation of the transactions contemplated by this Agreement, no payments, acceleration of benefits or provision of other rights have or will be made under the Marlin Benefit Plans or otherwise which, in the aggregate, would result in the loss of deduction or the imposition any excise tax under sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(d)    Except as disclosed on Schedule 6.18(d) of the Marlin Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.
(e)    No Marlin Benefit Plan is a Multiemployer Plan, Multiple Employer Plan or other pension plan subject to Title IV of ERISA, and no Marlin Entity nor any ERISA Affiliate of any Marlin Entity has sponsored or contributed to or been required to contribute to a Multiemployer Plan, Multiple Employer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years. No Marlin Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.
(f)    Except as disclosed on Schedule 6.18(f) and except as would not reasonably be expected to result in a Marlin Material Adverse Effect, (i) each of the Marlin Entities is and has been in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, retaliation, payment of wages, overtime compensation, immigration, recordkeeping, employee leave, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Marlin Entities is pending or, to the Knowledge of Marlin, threatened against any of the Marlin Entities, any present or former director or employee (including with respect to alleged sexual harassment, unfair labor practices, discrimination, retaliation or wage practices); and (iii) none of the Marlin Entities is subject to or otherwise bound by, any material consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Marlin Entities.
(g)    None of the Marlin Entities is a party to or otherwise subject to any collective bargaining agreements. None of the employees of the Marlin Entities is represented by a labor union and, to the Knowledge of Marlin, there has not been any effort to organize any of the employees of the Marlin Entities in the past five years. There is no labor dispute, strike, work stoppage or other labor trouble against any of the Marlin Entities pending or, to the Knowledge of Marlin, threatened.
6.19    Regulatory Status. No Marlin Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. None of the Marlin Entities has been operated or have provided services as a “natural gas company” subject to the jurisdiction of FERC under the Natural Gas Act of 1938, as amended. No Marlin Entity has utilized its facilities to provide service as a common carrier subject to the jurisdiction of FERC under the Interstate Commerce Act as such statute is implemented by FERC pursuant to the Department of Energy Organization Act of 1977. None of the Marlin Entities’ “intrastate pipelines” provide transportation services pursuant to Section 311 of the Natural Gas Policy Act of 1978. None of the “intrastate pipelines” that are utilized by the Marlin Entities provide service to public utilities in Louisiana thereby becoming subject to Louisiana Public Service Commission jurisdiction.
6.20    Sarbanes-Oxley Compliance.
(a)    Marlin’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act are designed to ensure that all information required to be disclosed by Marlin in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Marlin GP and Marlin as appropriate to allow timely decisions regarding required disclosure.
(b)    To the NMD Parties’ Knowledge, there is and has been no failure on the part of Marlin or any of the officers of any of the Marlin Entities, or members of the board of directors of Marlin GP, in their capacities as such, to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith.
6.21    [Reserved]
6.22    Valid Issuance. Subject to completion of the IDR Conversion, the issuance of the Contribution Interests will be duly authorized in accordance with the Organizational Documents of Marlin. The Contribution Interests, when issued and delivered to Azure in accordance with the terms of this Agreement, will be fully paid (to the extent required under the Organizational Documents of Marlin) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware LP Act) and will not have been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
6.23    NASDAQ Listing. All outstanding Common Units are listed on the NASDAQ Global Market and no Marlin Entity has received notice of delisting.
6.24    Delivery of Fairness Opinion. The Conflicts Committee has received an opinion of Simmons, the financial advisor to the Conflicts Committee, that the consideration to be paid by Marlin as consideration for the Legacy Assets pursuant to this Agreement is fair to Marlin and its common unitholders (other than the holders of Marlin’s general partner interest, the holders of the Incentive Distribution Rights and their Affiliates) from a financial point of view.
6.25    Brokers’ Fee. Except as set forth on Schedule 6.25 of the Marlin Disclosure Schedules, none of the Marlin Parties have entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Azure or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.
6.26    Marlin Debt Financing. The Marlin Parties have delivered to Azure a true and complete copy of the executed debt commitment letter (the “Debt Commitment Letter”), dated as of the Execution Date, by and between Marlin and Wells Fargo Securities, LLC and the other lenders named therein, pursuant to which the lenders party thereto have committed to use their reasonable best efforts, subject to the terms and conditions set forth therein, to syndicate loans in the amounts set forth therein for the benefit of Marlin (the “Marlin Debt Financing”) for use in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter has not been amended or modified on or prior to the Execution Date, and as of the Execution Date the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the Execution Date, there are no side letters or agreements to which Marlin or any of its Subsidiaries is a party related to the funding of the Marlin Debt Financing that would reasonably be expected to adversely affect the availability of the Marlin Debt Financing. Marlin has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the Execution Date, and as of the Execution Date, the Debt Commitment Letter is in full force and effect and is the legal, valid and binding enforceable obligation of Marlin, and, to the Knowledge of Marlin, each of the other parties thereto. As of the Execution Date, subject to the accuracy of the representations and warranties of Azure set forth in Article V, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Marlin or, to the Knowledge of Marlin, any other party thereto under the Debt Commitment Letter.
6.27    Securities Laws.
(a)    Marlin has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Talco Interests and is capable of bearing the economic risk of such investment. Marlin is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Marlin is acquiring the Talco Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Talco Interests. Marlin does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Talco Interests. Marlin acknowledges and understands that (i) neither the acquisition of the Talco Interests have been registered under the Securities Act and that Marlin is acquiring the Talco Interests in reliance on an exemption therefrom and (ii) the Talco Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. Marlin agrees that the Talco Interests may be sold, transferred or offered for sale or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.
(b)    Marlin has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Talco Interests. Marlin has had an opportunity to ask questions and receive answers from Azure regarding the terms and conditions of the sale and transfer of the Talco Interests and has had the opportunity to ask questions and receive answers from Azure concerning the Legacy Business and the Legacy Assets.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES REGARDING THE NMD PARTIES
Each NMD Party hereby, jointly and severally, represents and warrants to Azure as of the Execution Date and the Closing Date as follows:
7.1    Organization; Qualification. Each NMD Party is an entity duly formed, validly existing and in good standing under the laws of the state of its organization and has all requisite organizational power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each NMD Party is duly licensed or qualified to do business as a foreign entity and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a NMD Material Adverse Effect. NMD Parties have made available to Marlin true and complete copies of the Organizational Documents of Marlin GP as in effect on the Execution Date
7.2    Authority; Enforceability.
(a)    Each NMD Party has the requisite limited liability company or limited partnership power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by each NMD Party of the Transaction Documents to which such NMD Party is, or will be, a party, the consummation by such NMD Party of the transactions contemplated thereby and the performance by each NMD Party of all the terms and conditions thereof to be performed by them, have been duly and validly authorized by such NMD Party, and no other proceedings on the part of such NMD Party are necessary to authorize the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.
(b)    The Transaction Documents to which each NMD Party is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by such NMD Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such NMD Party is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of NMD Party, enforceable against such NMD Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
7.3    Non-Contravention. Except as set forth on Schedule 7.3 of the NMD Disclosure Schedules, the execution, delivery and performance by each NMD Party of the Transaction

Documents to which such NMD Party is, or will be, a party, and the consummation by such NMD Party of the transactions contemplated thereby, do not and will not: § conflict with any of, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of such NMD Party; § conflict with any of, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any NMD Party is a party or by which any property or asset of any NMD Party is bound or affected; or § assuming compliance with the matters referred to in Section 7.4, conflict with or violate any Law to which any NMD Party is subject or by which any of NMD Party’s properties or assets is bound, except, in the cases of clauses (b) and (c), for such defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any NMD Party is, or will be, a party or to materially impair any NMD Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
7.4    Governmental Approvals. Except as set forth on Schedule 7.4 of the NMD Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for • the consummation by such NMD Party of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or • the enforcement against such NMD Party of its obligations under the Transaction Documents, except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any NMD Party is, or will be, a party or to materially impair any NMD Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
7.5    Legal Proceedings. Other than as is set forth on Schedule 7.5 of the NMD Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of NMD, threatened against or by any NMD Party (a) which if determined adversely to any NMD Party, would not reasonably be expected to have an NMD Material Adverse Effect or (b) that questions or involves the validity or enforceability of the obligations of any NMD Party under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement.

7.6    Capitalization; Ownership.
(a)    NMD owns 100% of the issued and outstanding limited liability company interests in each of Marlin GP and IDRH.
(b)    All of the limited liability company interests in each of Marlin GP and IDRH are duly authorized and validly issued in accordance with the Organizational Documents of Marlin GP or IDRH, as applicable, and are fully paid (to the extent required under the Organizational Documents of Marlin GP or IDRH, as applicable) and nonassessable (except as nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
(c)    There are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Marlin GP or IDRH to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Marlin GP or IDRH, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    Marlin GP owns the Marlin GP Interests free and clear of all Liens, other than (i) transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of Marlin GP. IDRH owns the IDRH Subject Interests free and clear of all Liens, other than (x) transfer restrictions imposed by federal and state securities laws and (y) any transfer restrictions contained in the Organizational Documents of IDRH.
(e)    No NMD Party is a party to any agreements, arrangements or commitments obligating any NMD Party to grant, deliver or sell, or cause to be granted, delivered or sold, the IDRH Subject Interests or the Marlin GP Interests, by sale, lease, license or otherwise, other than this Agreement.
(f)    There are no voting trusts, proxies or other agreements or understandings to which any NMD Party is bound with respect to the voting of the IDRH Subject Interests or the Marlin GP Interests.
(g)    Marlin GP has no Subsidiaries other than Marlin and its Subsidiaries. IDRH has no Subsidiaries.
7.7    Affiliate Transaction. Except as set forth in Schedule 7.7 of the NMD Disclosure Schedules, neither the NMD Parties, their respective directors or officers nor any of their respective

Affiliates (other than Marlin or its Subsidiaries) (a) is a party to any Contract with any Marlin Entity or (n) owns or leases any material asset, property or right which is used by any Marlin Entity.
7.8    Brokers’ Fee. Except as set forth on Schedule 7.8 of the NMD Disclosure Schedules, none of the NMD Parties nor any of their Affiliates (other than Marlin or its Subsidiaries) have entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Azure or Marlin or their respective Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.
ARTICLE VIII
COVENANTS OF THE PARTIES
8.1    Conduct of Business of Azure.
(c)    From the Execution Date through the Closing, except (1) as expressly permitted or required by the terms of this Agreement, (2) as described in Schedule 8.1(a) of the Azure Disclosure Schedules, (3) as required by applicable Law or (4) as consented to or approved in writing by Marlin (which shall not be unreasonably withheld, conditioned or delayed), Azure shall, and shall cause its Subsidiaries to:
(i)    conduct the Legacy Business in the ordinary course of business consistent with past practice;
(ii)    use Reasonable Best Efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;
(iii)    maintain the tangible assets constituting any portion of the Legacy Assets in good working order and condition as of the Execution Date, ordinary wear and tear excepted;
(iv)    maintain and preserve the business and operations of the Legacy Assets in the ordinary course of business consistent with past practice;
(v)    comply in all material respects with all applicable material Laws relating to the Legacy Assets;
(vi)    use Reasonable Best Efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage relating to the Legacy Assets;

(vii)    file on a timely basis all material notices, reports or other filings necessary or required for the continued operation of the Legacy Assets to be filed with or reported to any Governmental Authority; and
(viii)    file on a timely basis all complete and accurate applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the Legacy Assets in all material respects, whether or not such approval would expire before or after Closing.
(d)    Without limiting the generality of Section 8.1(a), and except as described in Schedule 8.1(b) of the Azure Disclosure Schedules or as expressly permitted or required by the terms of this Agreement, or consented to or approved in writing by Marlin (which shall not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing or termination of this Agreement as provided in Section 11.1, Azure shall not, and shall not authorize or permit any Subsidiary to:
(i)    make any material change or amendment to the Organizational Documents of any Talco Entity;
(ii)    waive any rights or benefits held by Talco GP attributable to Talco GP’s ownership of the Talco Interests that would be binding on Marlin or its ownership of the Talco Interests after the Closing;
(iii)    make any material change to the Tax methods, principles or elections of any Talco Entity;
(iv)    split, combine or reclassify any Talco Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, the Talco Interests, except for any such transaction by a direct or indirect wholly-owned Subsidiary of any Talco Entity that remains a direct or indirect wholly-owned Subsidiary of a Talco Entity after consummation of such transaction;
(v)    with respect to the Talco Entities, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly-owned Subsidiary of the Talco Entities of Interests to such Person’s parent or any other direct or indirect wholly-owned Subsidiary of the Talco Entities;

(vi)    sell, mortgage, pledge, create a security interest in, dispose of, or otherwise encumber the Talco Interests;
(vii)    cause any Talco Entity to merge with, or into, or consolidate with, any other Person
(viii)    make any material change in the conduct of the Legacy Business;
(ix)    terminate or amend or otherwise modify in any material respect any Legacy Contract or any other Contract included in the Legacy Assets, except in the ordinary course of business consistent with past practice;
(x)    mortgage, pledge, create a security interest in, dispose of, or otherwise encumber any portion of the Talco Assets or the TGG Assets (other than Permitted Liens);
(xi)    permit any portion of the Legacy Assets to become subject to any Lien, other than Permitted Liens;
(xii)    sell any asset that is included as part of the Legacy Assets, other than sales of inventory in the ordinary course by Azure or any of its Subsidiaries with a value not exceeding $250,000 individually or $1,000,000 in the aggregate;
(xiii)    (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings with respect to the Legacy Assets and the Legacy Business for damages to the extent such settlements assess damages in excess of $500,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Azure Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair the Legacy Business or the operation of the Legacy Assets;
(xiv)    take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up; or
(xv)    commit or agree to do any of the foregoing.
8.2    Conduct of Business of the Marlin Parties.
(h)    From the Execution Date through the Closing, except (1) as expressly permitted or required by the terms of this Agreement, (2) as described in Schedule 8.2(a) of the Marlin Disclosure

Schedules, (3) as required by applicable Law or (4) as consented to or approved in writing by Azure (which shall not be unreasonably withheld, conditioned or delayed), Marlin shall, and shall cause each of its Subsidiaries to:
(i)    conduct its business in the ordinary course of business consistent with past practice;
(ii)    use Reasonable Best Efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;
(iii)    comply in all material respects with all applicable material Laws relating to them; and
(iv)    use Reasonable Best Efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage of the Marlin Entities,
(i)    Without limiting the generality of Section 8.2(a), and except as described in Schedule 8.2(b) of the Marlin Disclosure Schedules or as expressly permitted or required by the terms of this Agreement, or consented to or approved in writing by Azure (which shall not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing or termination of this Agreement as provided in Section 11.1, Marlin GP and Marlin shall not and shall not authorize or permit any of its Subsidiaries to:
(i)    make any material change or amendment to the Organizational Documents of Marlin GP or Marlin;
(ii)    purchase any securities or Interests of, or make any investment in any Person (other than any Marlin Entity), other than o ordinary course overnight investments consistent with the cash management policies of such Person or o purchases and investments in addition to those contemplated by clause (A) not in excess of $250,000 individually or $1,000,000 in the aggregate;
(iii)    make any capital expenditure in excess of $1,000,000, except as required on an emergency basis or for the safety of individuals or the environment;
(iv)    make any material change to its Tax methods, principles or elections;
(v)    except as required pursuant to the Organizational Documents of any Marlin Entity, declare or pay any distributions in respect of any Interests except the declaration and payment of distributions from any direct or indirect wholly-owned Subsidiary of Marlin and regular quarterly distributions (and distribution equivalent rights) of Available

Cash (as defined in the Marlin Partnership Agreement) by Marlin to its limited partners not to exceed the amount set forth in Schedule 8.2(b)(v) of the Marlin Disclosure Schedules;
(vi)    split, combine or reclassify any of its equity securities or partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its Interests, except for any such transaction by a direct or indirect wholly-owned Subsidiary of Marlin that remains a direct or indirect wholly-owned Subsidiary of Marlin after consummation of such transaction;
(vii)    repurchase, redeem or otherwise acquire any Interests in Marlin GP or Marlin or any non-wholly-owned Subsidiary;
(viii)    except (A) as required under the Organizational Documents of the Marlin Entities, (B) for the issuance of 298,400 Common Units under the existing terms of outstanding phantom unit awards under the Marlin LTIP and (C) for the issuance of the Contribution Interests to Azure as provided in this Agreement, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (1) Interests, (2) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (3) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly-owned Subsidiary of Marlin of Interests to such Person’s parent or any other direct or indirect wholly-owned Subsidiary of Marlin;
(ix)    purchase or sell assets (including any general partner or limited partner interest or any other equity interests in any other Person), other than purchases or sales of inventory in the ordinary course by any of the Marlin Entities with a value not exceeding $250,000 individually or $1,000,000 in the aggregate;
(x)    create, incur, guarantee or assume any Indebtedness other than Indebtedness of less than $1,000,000 in the aggregate and Indebtedness necessary for working capital purposes for Marlin to make any distributions that are allowed under Section 8.2(b)(v);
(xi)    (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings for damages to the extent such settlements assess damages in excess of $500,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Marlin Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor or by insurance) or (B) settle any claims, demands, lawsuits or state or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair the business conducted by Marlin or the operation of the assets owned by Marlin and its Subsidiaries;
(xii)    merge with or into, or consolidate with, any other Person (other than another Marlin Entity) or acquire all or substantially all of the business or assets of any other Person (other than another Marlin Entity);
(xiii)    take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of Marlin GP, Marlin or any of their respective Subsidiaries;
(xiv)    change or modify any accounting policies, except as required by GAAP or applicable Law;
(xv)    waive any rights or benefits held by Marlin GP attributable to Marlin GP’s ownership of the General Partner Units that would be binding on Azure or its ownership of the Marlin GP Interests after the Closing;
(xvi)    except as required by applicable Law or the terms of any Marlin Benefit Plan existing and as in effect on the Execution Date or as expressly contemplated by this Agreement (A) hire any employee or retain any independent contractor, (B) enter into any new employment, severance or change of control agreement, (C) adopt or materially amend any employee benefit plan or other compensatory agreement or arrangement or (D) enter into or become bound by any collective bargaining agreement or other contract with any labor union or other representative of employees or other individual who provides services to a Marlin Party or any of its Affiliates; or
(xvii)     commit or agree to do any of the foregoing.
8.3    Conduct of Business of the NMD Parties.
(j)    From the Execution Date through the Closing, except (1) as expressly permitted or required by the terms of this Agreement, (2) as described in Schedule 8.3(a) of the NMD Disclosure Schedules, (3) as required by applicable Law or (4) as consented to or approved in writing by Azure (which shall not be unreasonably withheld, conditioned or delayed), each of Marlin GP and IDRH shall comply in all material respects with all applicable Laws relating to each of Marlin GP and IDRH, respectively, and Marlin GP shall conduct its business in the ordinary course of business consistent with past practice.
(k)    Without limiting the generality of Section 8.3(a), and except as described in Schedule 8.3(b) of the NMD Disclosure Schedules or as expressly permitted or required by the terms of this Agreement, or consented to or approved in writing by Azure (which shall not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing or termination of this Agreement as provided in Section 11.1, each NMD Party shall not:
(i)    make any material change or amendment to the Organizational Documents of Marlin GP;
(ii)    waive any rights or benefits held by IDRH attributable to IDRH’s ownership of the Incentive Distribution Rights that would be binding on Azure or its ownership of the IDRH Subject Interests after the Closing;
(iii)    with respect to Marlin GP, split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its Interests;
(iv)    except as required under the Organizational Documents of any NMD Party, issue, deliver, sell, or dispose of, or authorize the issuance, delivery, sale, or disposition of, any (A) Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly-owned Subsidiary of any NMD Party of Interests to such Person’s parent or any other direct or indirect wholly-owned Subsidiary of any NMD Party;
(v)    sell, mortgage, pledge, create a security interest in, dispose of, or otherwise encumber the IDRH Subject Interests or the Marlin GP Interests;
(vi)    merge with or into, or consolidate with, any other Person;
(vii)    take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;
(viii)    except as required by applicable Law or the terms of any Marlin Benefit Plan existing and as in effect on the Execution Date or as contemplated by this Agreement (A) approve or make modifications of the salaries, bonuses or other compensation (including incentive compensation) payable to any individual who provides services to a Marlin Party or their direct or indirect Subsidiaries, except for such modifications made in the ordinary course of business consistent with past practice with respect to employees with a base salary of less than $150,000; (B) adopt, amend, accelerate any rights or benefits under or make extraordinary determinations with respect to any employee compensation, benefit or incentive plans, agreements, or arrangements; (C) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant who provides services to a Marlin Party or their direct or indirect Subsidiaries and whose annual salary or compensation is reasonably expected to exceed $150,000; or (D) enter into or become bound by any collective bargaining agreement or other contract with any labor union or representative of any employees; or
(ix)    commit or agree to do any of the foregoing.
8.4    Notice of Certain Events. From and after the Execution Date until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 11.1, to the extent it has Knowledge, each Party shall promptly notify the other Parties of (i) the occurrence, or non-occurrence, of any Event that would be likely to cause any condition to the obligations of any Party to effect the Contribution, the Redemption or GP Purchase, as applicable, and the other transactions contemplated by the Transaction Documents not to be satisfied or (ii) the failure of any Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other Party to effect the Contribution, the Redemption or the GP Purchase, as applicable, and the other transactions contemplated by the Transaction Documents not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.4 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice; provided, further, that the failure to comply with this Section 8.4 shall not result in the failure of any of the conditions to the Closing in Article IX to be satisfied, or give rise to any right to terminate this Agreement under Section 11.1, if the underlying Event would not in and of itself give rise to such failure or right.
8.5    Access to Information; Confidentiality.
(h)    From the Execution Date until the Closing Date, each Marlin Party shall, and shall cause each of the Marlin Entities to, (i) give Azure and its Affiliates, and their respective officers, directors, agents, employees, counsel, advisors, consultants, auditors and other authorized representatives (collectively, “Representatives”) reasonable access to the offices, properties, books and records of each Marlin Entity, in each case during normal business hours and (ii) furnish to Azure and its Representatives such financial and operating data and other information relating to each Marlin Entity as such Persons may reasonably request, subject to Azure’s and its Representatives’ compliance with applicable Law governing the use of such information. Notwithstanding the foregoing provisions of this Section 8.5(a), no Marlin Party shall be required to, or to cause any Marlin Entity to, grant access or furnish information to Azure or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. To the extent practicable, each Marlin Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(i)    From the Execution Date until the Closing Date, Azure shall (i) give Marlin, its Affiliates and their respective Representatives reasonable access to the offices, properties, books and records relating to the Legacy Assets (including the Records), in each case during normal business hours and (ii) furnish to Marlin, its Affiliates and their respective Representatives such financial and operating data and other information relating to the Legacy Assets as such Persons may reasonably request, subject to Marlin’s, its Affiliates’ and their respective Representatives’ compliance with applicable Law governing the use of such information. Notwithstanding the foregoing provisions of this Section 8.5(b), Azure shall not be required to grant access or furnish information to Marlin, its Affiliates or any of their respective Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. To the extent practicable, Azure shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(j)    With respect to any information disclosed pursuant to this Section 8.5, each of the Marlin Parties, NMD and Azure shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under that certain Confidentiality Agreement, dated November 3, 2014, previously executed by Azure, Marlin, Marlin GP and NMD (the “Confidentiality Agreement”). No Party shall be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such Party or any Subsidiary of such Party or contravene any Contract or Law (it being agreed that the Parties shall use their respective Reasonable Best Efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention)
8.6    Expenses.
(a)    Except as otherwise provided for in this Agreement, (i) Azure shall pay all costs and expenses incurred by the Azure Parties in connection with Transaction Documents and the transactions contemplated thereby; (ii) Marlin shall pay all costs and expenses incurred by any Marlin Party in connection with Transaction Documents and the transactions contemplated thereby; and (iii) the NMD Parties shall pay all costs and expenses incurred by the NMD Parties in connection with Transaction Documents and the transactions contemplated thereby.
(b)    Notwithstanding any of the foregoing, if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled. In addition, any expenses incurred by Marlin pursuant to the Debt Commitment Letter after the Execution Date and prior to the Closing shall be shared evenly by Marlin and Azure and Azure shall reimburse Marlin for any such expenses promptly following the delivery by Marlin of written evidence describing such expenses.
8.7    Reasonable Best Efforts.
(f)    Subject to the terms and conditions of this Agreement, each of the Parties shall use its Reasonable Best Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each Party shall use its Reasonable Best Efforts to timely obtain all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Documents prior to the Closing. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing. Notwithstanding anything in this Section 8.7 to the contrary, nothing in this Section 8.7 shall be deemed to apply to the obligations of the Parties with respect to obtaining the Marlin Debt Financing or the Azure Debt Consents, which are more specifically addressed in Section 8.14.
(g)    Notwithstanding any other provision of this Agreement, this Agreement shall not constitute an agreement to assign any Contract that would otherwise be a Legacy Asset if an attempted assignment thereof, without the consent or approval of another party thereto or any Governmental Authority, would constitute a breach of any such Contract or in any way violate any applicable Law, and such consent or approval is not obtained prior to the Closing.
(h)    If, with respect to a Legacy Contract or a Right-of-Way, such consents or approvals are not obtained, or if an attempted assignment would be ineffective, the beneficial interest in and to such Legacy Contracts and Right-of-Way shall in any event pass to Marlin at the Closing, and Azure shall use Reasonable Best Efforts to provide to Marlin all of Azure’s and its Subsidiaries’ interest in the benefits under any such Legacy Contract and Rights-of-Way. Azure shall exercise or exploit its rights and options under any such Legacy Contract (including the right to elect to terminate such Legacy Contract in accordance with the terms thereof) and Right-of-Way, as applicable, only as directed by Marlin. If Marlin receives an economic benefit under any such Legacy Contract or Right-of-Way, Marlin shall accept the burdens and perform the obligations under such Legacy Contract or Right-of-Way, as applicable, as subcontractor of Azure to the extent of the benefit received, and to the extent such burdens and obligations would have arisen on or after the Closing Date. Furthermore, if the other parties to such a Legacy Contract or Right-of-Way subsequently consent to the assignment of such contract to Marlin, Marlin shall thereupon agree to assume and perform all liabilities and the obligations arising thereunder after the date of such consent, at which time such Legacy Contract or Right-of-Way, as applicable, shall be deemed a Legacy Asset, without the payment of further consideration, and the obligations so assumed thereunder shall be deemed assumed by Marlin.
8.8    Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of the Azure Parties or the NMD Parties shall, and the Azure Parties and the NMD Parties shall cause their respective Affiliates not to, issue any such public announcement, statement or other disclosure without having first obtained approval of the contents thereof by the non-issuing Parties; provided, however, that any of the Azure Parties, the NMD Parties or their respective Affiliates may make any public disclosure without first so consulting with or notifying the other Party or Parties or obtaining consent to the contents thereof if such disclosing Party reasonably believes that it is required by Law or a national securities exchange to do so.
8.9    No Solicitation.
(a)    Prior to the earlier of the Closing or the termination of this Agreement, neither the Marlin Parties nor the NMD Parties shall, and neither the Marlin Parties nor the NMD Parties shall permit its controlled Affiliates or (using Reasonable Best Efforts) its or their respective Representatives to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving any sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or a portion of the IDRH Subject Interests or the Marlin GP Interests, whether by merger, consolidation, business combination, purchase or sale of equity interests or other securities, reorganization or recapitalization, loan, issuance of equity interests or other securities or any other transaction, except for the transactions contemplated by the Transaction Documents (a “Marlin Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of a Marlin Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the IDRH Subject Interests or the Marlin GP Interests in connection with a Marlin Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Upon the execution of this Agreement, each Marlin Party and each NMD Party shall, and each Marlin Party and each NMD Party shall cause its Affiliates and (using Reasonable Best Efforts) its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Azure) conducted heretofore with respect to any Marlin Acquisition Transaction. Notwithstanding the foregoing, this Section 8.9(a) shall in no way prohibit the board of directors or officers of Marlin GP (in its capacity as the general partner of Marlin GP)

from taking any action required by its duties to Marlin and its partners under applicable Law or the Marlin Partnership Agreement.
(b)    Prior to the earlier of the Closing or the termination of this Agreement, Azure shall not, nor shall it permit its controlled Affiliates or (using Reasonable Best Efforts) its or their respective Representatives to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving any sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or a portion of the Legacy Assets or the Legacy Business, whether by merger, consolidation, business combination, purchase or sale of equity interests or other securities, reorganization or recapitalization, loan, issuance of equity interests or other securities or any other transaction, except for the transactions contemplated by the Transaction Documents (an “Azure Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Azure Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the Legacy Assets or the Legacy Business in connection with an Azure Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Upon the execution of this Agreement, Azure shall, and shall cause its Affiliates and (using Reasonable Best Efforts) its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the NMD Parties and the Marlin Parties) conducted heretofore with respect to any Azure Acquisition Transaction.
8.10    Non-Competition and Non-Solicitation.
(e)    • NMD, in order to induce Marlin and Azure to enter into this Agreement and in conjunction with its sale of goodwill herein, agrees to the provisions of this Section 8.10(a) on behalf of itself and its Subsidiaries. During the Prohibited Period, NMD will not, and will cause its Subsidiaries not to, directly or indirectly, carry on or engage in any Restricted Activity within the Territory. “Prohibited Period” shall mean two years from and after the Closing Date; provided, however, that the term “Prohibited Period” shall mean five years from and after the Closing Date with respect to those covenants set forth in the previous sentence that relate to that portion of the Restricted Activity that involves the transloading of crude oil.
(i)    Notwithstanding the foregoing, NMD or any of its Subsidiaries may own an aggregate of less than 5% of the outstanding Interests of an entity engaged in a Restricted Activity, so long as such Interests are listed on a national securities exchange or regularly traded in the over the counter market by a member of a national securities exchange), provided that neither NMD nor any of its Subsidiaries has the power, directly or indirectly, to control or direct the management or affairs of any such entity. Further, notwithstanding the foregoing, nothing herein will prevent NMD or any of its Subsidiaries from having an ownership interest in, or otherwise being affiliated with, Marlin as contemplated herein.
(ii)    NMD further expressly covenants and agrees that during the Prohibited Period it will not (and it will cause its Subsidiaries not to) directly or indirectly engage or employ, or solicit or contact with a view to the engagement or employment of any Person who is an employee of Azure, Marlin or their respective Affiliates; provided, however, NMD or its Affiliates may employ any individual who responds to a general solicitation not specifically directed to such individual or who contacts NMD or its Affiliate for a position with NMD without any direct solicitation by NMD or its Affiliates.
(f)    NMD agrees and acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 8.10 are reasonable in all respects, are part of the consideration agreed to in this Agreement for the Marlin GP Purchase Price and Redemption Purchase Price, and do not impose any greater restraint than is necessary to protect the legitimate business interests of Marlin. NMD further agrees and acknowledges that, in the event of a breach or threatened breach of any of the provisions of this Section 8.10, Marlin and Azure, as applicable, may be entitled to seek injunctive relief, as any such breach would cause Marlin and Azure, as applicable, irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Marlin or Azure from pursuing or obtaining any other remedies available to them, whether at law or in equity or otherwise, for any such breach or threatened breach.
(g)    The Parties hereby represent that they have read and understand, and agree to be bound by, the terms of this Section 8.10. NMD acknowledges that the geographic scope and duration of the covenants made by NMD contained in this Section 8.10 are the result of arm’s length bargaining and are fair and reasonable in light of § the nature and geographic scope of the business of the Marlin Entities, which conduct the Restricted Activity throughout the Territory, § NMD’s level of control over and contact with the business of the Marlin Entities and its customers in all jurisdictions in which it is conducted and § the amount of consideration that NMD is receiving, and the goodwill that it is selling, in connection with the transactions contemplated by this Agreement. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Laws, whether now or hereafter in effect and therefore, to the extent permitted by applicable Laws, the Parties waive any provision of applicable Laws that would render any provision of this Section 8.10 invalid or unenforceable.
(h)    To the extent that any part of this Section 8.10 may be overbroad, invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the fullest extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.
8.11    [Reserved]
8.12    Tax Matters.
(j)    Transfer Taxes. Fifty percent (50%) of all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the contribution, transfer, conveyance and delivery of the Legacy Assets (the “Transfer Taxes”) shall be borne by Marlin, and the remainder of such Transfer Taxes shall be borne by Azure. Notwithstanding anything to the contrary in this Section 8.12, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use Reasonable Best Efforts to provide such Tax Returns to the other Party at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing Party shall provide the other Party with evidence satisfactory to the other Party that such Transfer Taxes have been filed and paid.
(k)    Cooperation. Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(l)    Tax Treatment. The Parties intend that (i) the Contribution shall be treated as a contribution by Azure to Marlin of the Legacy Assets in exchange for the Contribution Interests in a transaction subject to the requirements of Section 721(a) of the Code; and (ii) the distribution of the Contribution Cash Consideration shall be treated as a distribution to Azure by Marlin under Section 731 of the Code that qualifies as a reimbursement of pre-formation capital expenditures to the maximum extent permissible under Treasury Regulations Section 1.707-4(d). Unless otherwise required by a change in applicable Law, the Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment set forth in this Section 8.12, including disclosing the distribution of the Contribution Closing Price in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.
8.13    Financial Statements. The Parties shall, and shall cause their Subsidiaries to, use their Reasonable Best Efforts to cooperate in the preparation as soon as practicable of any financial statements that may be required to be filed with the SEC by any Party hereto or any of their respective Affiliates as a result of the transactions contemplated hereby, as necessary to satisfy any rule or regulation of the SEC, to satisfy relevant disclosure obligations of any Party or any of its Affiliates under the Securities Act or the Exchange Act, or as may otherwise be required by applicable Law or by any securities exchange. Azure agrees to bear all costs and expenses associated with the preparation of the audited balance sheets of the Legacy Business as of December 31, 2014, 2013 and 2012, and the related audited income statements and statements of cash flows, for the respective twelve-month periods of operations of the Legacy Business, then ended, together with the footnotes thereto, if any, to the extent required to be filed with the SEC by any Party or any of their respective Affiliates.
8.14    Financings.
(a)    Each Marlin Party shall use its Reasonable Best Efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Marlin Debt Financing on the terms and conditions described in or contemplated by the Debt Commitment Letter, including using its Reasonable Best Efforts to satisfy or execute on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Marlin in the Debt Commitment Letter and such definitive agreements to be entered into pursuant to the Debt Commitment Letter. Subject to the last sentence of Section 8.14(e), Azure shall use its Reasonable Best Efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Azure Debt Consents.
(b)    Azure shall use its Reasonable Best Efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to assist Marlin in arranging and obtaining the Marlin Debt Financing on the terms and conditions described in or contemplated by the Debt Commitment Letter.
(c)    The Marlin Parties shall not agree to any adverse amendment or modification to be made to, or any waiver of any provision or remedy available to Marlin under, the Debt Commitment Letter without the prior written consent of Azure.
(d)    From the Execution Date until the Closing Date, each of the Marlin Parties and Azure shall promptly notify the other Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that would result or reasonably be likely to result in all or a portion of the Marlin Debt Financing or the Azure Debt Consents not being available at Closing. In the event that all or a portion of the Marlin Debt Financing becomes unavailable on the terms and conditions contemplated by the Marlin Debt Financing or from sources contemplated in the Debt Commitment Letter, each of the Marlin Parties and Azure shall use its Reasonable Best Efforts to obtain the funds necessary for Marlin to consummate the transactions contemplated by this

Agreement to the extent available on substantially similar terms and conditions as set forth in the Debt Commitment Letter.
(e)    In furtherance of obtaining both the Marlin Debt Financing and the Azure Debt Consents, each Marlin Party and Azure shall, and shall cause its respective Subsidiaries, and (using Reasonable Best Efforts) its and such Subsidiaries’ respective officers, employees and advisors (including legal, tax, regulatory and accounting advisors) to cooperate as necessary or as reasonably requested by Azure or Marlin, as applicable, in connection with each of the Marlin Debt Financing and the Azure Debt Consents, including the following: (i) providing, as promptly as reasonably practicable, information (financial or otherwise) relating to each of them, respectively, and the transactions contemplated by this Agreement, to the Financing Sources to the extent reasonably requested by any such Financing Sources; (ii) causing the senior officers and other representatives of the Marlin Entities to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, sessions with rating agencies and other marketing efforts with respect to the Marlin Debt Financing and the Azure Debt Consents, on reasonable advance notice; (iii) assisting with the preparation of appropriate and customary materials for rating agency presentations, customary debt offering documents and customary information memoranda and similar documents in connection with the Marlin Debt Financing and the Azure Debt Consents; (iv) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Marlin Entities or their respective Affiliates or securities; (v) otherwise cooperating with the Financing Sources’ due diligence; (vi) assisting with the preparation of, and executing and delivering, applicable pledge and security documents, loan agreements, currency or interest hedging agreements, other definitive financing documents and amendments to the foregoing, containing terms and conditions which, individually and taken as a whole, are no less favorable to Marlin and its Subsidiaries than those set forth in the Debt Commitment Letter, and are otherwise on terms and subject to conditions not inconsistent with the Debt Commitment Letter that are acceptable to each of the Marlin Parties and Azure in its reasonable judgment (exercised in good faith), any other certificates, legal opinions or documents as may be reasonably requested by Azure and are usual and customary for transactions of the type contemplated by the Marlin Debt Financing and the Azure Debt Consents; (vii) facilitating the pledging of collateral in connection with the definitive documentation for the Marlin Debt Financing and the Azure Debt Consents; (viii) furnishing to Azure and the Financing Sources, as promptly as reasonably practicable, financial statements regarding the Marlin Entities as may be reasonably requested by Azure and the Financing Sources in connection with the Marlin Debt Financing and the Azure Debt Consents, including such financial information that Azure reasonably requires for the preparation of pro-forma financial statements; (ix) executing and delivering (or using Reasonable Best Efforts to obtain from its advisors) customary certificates, accounting comfort letters (including consents of accountants for use of their audit reports in any financial statements relating to the Marlin Debt Financing and the Azure Debt Consents), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Marlin Debt Financing and the Azure Debt Consents, (x) requesting that its independent accountants cooperate with and assist Azure in preparing customary and appropriate information packages and offering materials as the Financing Sources may reasonably request for use in connection with the Marlin Debt Financing and the Azure Debt Consents, (xi) obtaining third party consents in connection with the Marlin Debt Financing and the Azure Debt Consents, and, if applicable, extinguishing existing indebtedness of the Marlin Entities and releasing liens securing such indebtedness, in each case to take effect at the Closing, and (xii) taking such corporate actions that Azure believes, in good faith, are reasonably necessary to consummate the Marlin Debt Financing and the Azure Debt Consent and to permit the proceeds thereof to be made available. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Azure to agree to any terms that are any less favorable to Azure and its Subsidiaries or incur any expense (including any consent fee) except to the extent set forth in Schedule 8.14 of the Azure Disclosure Schedules or require Azure or any of its Subsidiaries to seek any additional debt, equity or other financing, in each case, in order to obtain the Azure Debt Consents.
8.15    Termination of Related Party Transactions. NMD shall cause all Contracts or other arrangements between any NMD Party or their Affiliates and officers, directors and employees thereof (other than Marlin and Marlin GP), on the one hand, and any Marlin Party or their Affiliates (other than any NMD Party), on the other hand, to be terminated on or prior to the Closing without any loss, liability or expense of Marlin paid or remaining thereunder, except for (i) the Transaction Documents, (ii) those other contracts or arrangements set forth on Schedule 8.15 of the Marlin Disclosure Schedules and (iii) any contracts or other arrangements necessary to enable or compensate any NMD Party in performing the services contemplated in the Transition Services Agreement.
8.16    IDR Conversion. Prior to or concurrently with the Closing, the NMD Parties and the Marlin Parties shall cause the IDR Conversion to be completed.
8.17    Amendments to Schedules. Each Party may, prior to the Closing Date, deliver to the other Parties modifications, changes or updates to such Party’s Disclosure Schedules in order to disclose or take into account facts, matters or circumstances which arise or occur between the Execution Date and the Closing Date and which, if existing or occurring as of the Execution Date, would have been required to be set forth or described in such Disclosure Schedules. No updated information provided to the Parties in accordance with this Section 8.17 shall be deemed to cure any breach of a representation, warranty or covenant made in this Agreement.

8.18    Resignations. At or prior to the Closing, NMD shall cause the officers and directors of Marlin GP set forth on Schedule 8.18 of the NMD Disclosure Schedules to resign or be removed from such positions.
8.19    Officer and Director Insurance and Indemnification Matters.
(c)    Azure, Marlin GP and Marlin covenant and agree that during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, Azure, Marlin GP and Marlin shall not amend, modify, waive or terminate any of the indemnification and exculpation provisions of the Marlin Partnership Agreement, the effect of which would be to affect adversely the rights of any person serving as a director, manager or officer of Marlin or any Indemnitee (as defined in the Marlin Partnership Agreement) existing as of the Execution Date under such provisions, except, in each case, as required by applicable Law.
(d)    Azure, Marlin GP and Marlin covenant and agree that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, with respect to (i) any person serving as a director, manager or officer of Marlin GP or Marlin as of the Execution Date and any former director, manager or officer of Marlin GP or Marlin appointed by NMD and (ii) any Indemnitee (as defined in the Partnership Agreement), Azure, Marlin GP and Marlin shall cause Marlin GP and Marlin (A) to continue in effect the current director and officer liability or similar insurance policy or policies that Marlin GP and/or Marlin have as of the Execution Date, or (B) upon the termination or cancellation of any such policy or policies, (x)  provide director and officer liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y)  provide a ‘tail’ or runoff policy, in each case so that any person serving as a director, manager or officer of Marlin GP or Marlin any Indemnitee (as defined in the Partnership Agreement) as of the Execution Date, and any former director, manager or officer of Marlin GP or Marlin appointed by NMD or former Indemnitee (as defined in the Partnership Agreement) has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions and scope) as such person has coverage for such acts, events, occurrences or omissions under the director and officer insurance or similar policy maintained by Marlin GP and/or Marlin as of the Execution Date.
(e)    In the event that Marlin GP or Marlin or any of its or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or, (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets or its respective successors and assigns, as the case may be, assume the obligations set forth in this Section 8.19.

(f)    The obligations of Azure and Marlin under this Section 8.19 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee (as defined in the Partnership Agreement) without the consent of such Indemnitee (it being expressly agreed that each Indemnitees shall be a third-party express beneficiary of this Section 8.19). The rights of each Indemnitee hereunder shall be in addition to any other rights such Indemnitee may have under the Organizational Documents of Marlin, Marlin GP under the laws of the State of Delaware or otherwise.
8.20    AES Contracts. At or prior to the Closing, NMD shall cause its Affiliate, Associated Energy Services, LP (“AES”), to amend the Contracts set forth on Schedule 8.20 of the NMD Disclosure Schedules to solely extend the term of such Contracts for a period of five years commencing on the Closing Date (all such Contracts, as amended, the “AES Amended Contracts”).
8.21    Excluded Talco Assets.
(a)    Azure shall use its Reasonable Best Efforts to assign, transfer, convey, distribute or remove the Excluded Talco Assets from Talco prior to the Closing Date.
(b)    If, with respect to any Contract or a Right-of-Way that is, in each case, an Excluded Talco Asset, if the assignment, transfer, conveyance, distribution or removal of such Excluded Talco Asset requires any consent or approval of another Person and such consent or approval is not obtained prior to Closing, or if an attempted assignment, transfer, conveyance, distribution or removal by Talco would be ineffective without such consent or approval, the beneficial interest in and to such Contracts or Right-of-Way shall in any event pass to Azure at the Closing, and Marlin shall use Reasonable Best Efforts to provide to Azure all of Marlin’s and its Subsidiaries’ interest in the benefits under any such Contract or Right-of-Way. Marlin shall exercise or exploit its rights and options under any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof) or Right-of-Way, as applicable, only as directed by Azure. If Azure receives an economic benefit under any such Contract or Right-of-Way, Azure shall accept the burdens and perform the obligations under such Contract or Right-of-Way, as applicable, as subcontractor of Marlin to the extent of the benefit received, and to the extent such burdens and obligations would have arisen on or after the Closing Date. Furthermore, if the other parties to such a Contract or Right-of-Way subsequently consent to the assignment of such Contract or Right-of-Way to Azure, Marlin shall assign such Contract or Right-of-Way to Azure and Azure shall thereupon agree to assume and perform all liabilities and the obligations arising thereunder after the date of such consent, at which time such Contract or Right-of-Way, as applicable, shall be deemed an asset of Azure, without the payment of further consideration, and the obligations so assumed thereunder shall be deemed assumed by Azure.
8.22    Release of Liens. Prior to, or concurrently with, the Closing, Azure shall have obtained and provided to Marlin releases of any Liens on the Legacy Assets except for Permitted

Liens, without any post-Closing liability or expense to the Legacy Assets, Legacy Business or the Marlin Parties and shall provide proof of such releases and payment in full in a form and substance reasonably acceptable to Marlin at the Closing. Azure shall, and shall cause its Affiliates to, promptly pay and perform all Azure Retained Obligations when due that are secured by Permitted Liens, if any, on the Legacy Assets and, if requested by Marlin, provide proof of such releases and payment in full in a form and substance reasonably acceptable to Marlin.
8.23    Release of Guarantee. Prior to, or concurrently with, the Closing, Azure shall have obtained and provided to Marlin releases of Talco from all Indebtedness of Azure (including guarantees by Talco under the Azure Debt Facility), without any post-Closing liability or expense to the Legacy Assets, Legacy Business or the Marlin Parties and shall provide proof of such releases and payment in full in a form and substance reasonably acceptable to Marlin at the Closing.
8.24    Removal of Inventory. Azure shall use Reasonable Best Efforts to remove, or cause to be removed, all inventory of Talco immediately prior to Closing.
ARTICLE IX
CONDITIONS TO CLOSING
9.1    Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):
(j)    Governmental Filings and Consents. All necessary and material filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that are customarily obtained after Closing and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(k)    Legal Constraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.
(l)    Consummation of the Marlin Debt Financing. The Marlin Debt Financing shall have been consummated in accordance with Section 8.14.
(m)    Azure Debt Consents. Azure shall have obtained the Azure Debt Consents.

9.2    Conditions to Obligations of Azure. The obligation of Azure to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Azure (in Azure’s sole discretion):
(l)    Representations and Warranties of the NMD Parties. • The representations and warranties of each NMD Party contained in Section 6.1, Section 6.2, Section 6.3(a), Section 6.5(f), Section 6.6(a), Section 6.22, Section 6.25, Section 7.1, Section 7.2, Section 7.3(a), Section 7.6(a), 7.6(b), and 7.6(d) and Section 7.8 (the “NMD Fundamental Representations”) shall be true and correct in all respects as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and • the other representations and warranties of NMD Party made in this Agreement shall be true and correct (without regard to qualifications as to materiality, any Marlin Material Adverse Effect or any NMD Material Adverse Effect contained therein) as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Marlin Material Adverse Effect.
(m)    Performance. The Marlin Parties and the NMD Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any Marlin Party or any NMD Party, as applicable, on or prior to the Closing Date.
(n)    Closing Deliverables. The Marlin Parties and the NMD Parties shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 10.3 and Section 10.4, as applicable, and the other documents contemplated by this Agreement.
(o)    Marlin Material Adverse Effect. Since the Execution Date, there shall not have occurred any Event or Events which has had, or would be reasonably expected to have, individually or in the aggregate, a Marlin Material Adverse Effect.
9.3    Conditions to Obligations of the Marlin Parties and the NMD Parties. The obligation of the Marlin Parties and the NMD Parties to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Marlin Parties and the NMD Parties (in their sole discretion):
(f)    Representations and Warranties of Azure. • The representations and warranties of Azure contained in Section 5.1, Section 5.2, Section 5.3(a), Section 5.5 and Section 5.21 (the

“Azure Fundamental Representations”) shall be true and correct in all respects as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and • the other representations and warranties of Azure made in this Agreement shall be true and correct (without regard to qualifications as to materiality or any Legacy Material Adverse Effect contained therein) as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Legacy Material Adverse Effect.
(g)    Performance. Azure shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Azure on or prior to the Closing Date.
(h)    Closing Deliverables. Azure shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 10.2 and the other documents contemplated by this Agreement.
(i)    Legacy Material Adverse Effect. Since the Execution Date, there shall not have occurred any Event or Events which has had, or would be reasonably expected to have, individually or in the aggregate, a Legacy Material Adverse Effect.
ARTICLE X
CLOSING
10.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 a.m., Houston, Texas time on the date that is three Business Days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Article IX (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) or such other date, place and time as may be mutually agreed upon by the Parties. The date on which the Closing occurs is referred to as the “Closing Date.”

10.2    Deliveries by Azure. At or before the Closing, Azure will deliver (or cause to be delivered) the following:
(j)    Solely to the Marlin Parties:
(x)    a counterpart to that certain agreement governing the contribution of the Legacy Assets, and certain liabilities and obligations related thereto, dated as of the Closing Date (the “Bill of Sale and Assignment and Assumption Agreement”), substantially in the form of Exhibit D attached hereto, duly executed by TGG;
(xi)    a counterpart to that certain assignment of the Talco Interests to Marlin, dated as of the Closing Date (the “Talco LP Interests Assignment”), substantially in the form of Exhibit E attached hereto, duly executed by Talco;
(xii)    a counterpart to that certain assignment of the Talco GP Interests to Marlin, dated as of the Closing Date (the “Talco GP Interests Assignment”), substantially in the form of Exhibit F attached hereto, duly executed by Talco GP;
(xiii)    a counterpart to the omnibus agreement, dated as of the Closing Date (the “New Omnibus Agreement”), substantially in the form of Exhibit G attached hereto, duly executed by Azure;
(xiv)    counterparts of conveyances of the Legacy Assets, dated as of the Closing Date, in forms reasonably acceptable to Azure and Marlin (the “Conveyances”), in sufficient duplicate originals to allow recording in all applicable real property recording offices, duly executed by Azure or an applicable Subsidiary;
(xv)    releases of Liens evidencing the discharge and removal of all Liens on the Legacy Assets, if any, other than Permitted Liens;
(xvi)    all books and records relating to the Legacy Assets (including books of account, Tax returns and supporting work papers, Right-of-Way files, Contract files and the like relating to the Legacy Assets) that are in the possession of Azure;
(k)    Solely to the NMD Parties:
(iii)    to NMD, the Marlin GP Purchase Price, by wire transfer of immediately available funds to the accounts specified by NMD;
(iv)    a counterpart to that certain agreement governing the grant of the Option, dated as of the Closing Date (the “Option Agreement”), substantially in the form of Exhibit H attached hereto, duly executed by Azure;

(v)    a counterpart to that certain assignment of the Marlin GP Interests to Azure, dated as of the Closing Date (the “Marlin GP Interests Assignment”), substantially in the form of Exhibit I attached hereto, duly executed by Azure; and
(l)    To the Marlin Parties and the NMD Parties:
(i)    a counterpart to that certain unitholder agreement, dated as of the Closing Date (the “Unitholder Agreement”), substantially in the form of Exhibit J attached hereto, duly executed by Azure;
(ii)    a counterpart to that certain area of mutual interest agreement, dated as of the Closing Date (the “AMI Agreement”), substantially in the form of Exhibit K attached hereto, duly executed by Azure;
(iii)    a closing certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Azure, certifying that to such officer’s Knowledge, the conditions set forth in Section 9.3(a) and Section 9.3(b), in each case with respect to Azure, have been satisfied;
(iv)    an officer’s certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Azure, certifying as to and attaching (i)  the resolutions of the Executive Committee of Azure authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and (ii) the incumbency of the officers authorized to execute this Agreement on behalf of Azure;
(v)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that Azure is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder;
(vi)    a certificate from the Secretary of State of the State of Delaware evidencing that Azure is in good standing in the State of Delaware; and
(vii)    such other documents, certificates and other instruments as may be reasonably requested by the NMD Parties and the Marlin Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
10.3    Deliveries by the Marlin Parties. At the Closing, the Marlin Parties will deliver (or cause to be delivered) the following:
(k)    To IDRH, the Redemption Purchase Price, by wire transfer of immediately available funds to the accounts specified by IDRH;

(l)    to Azure:
(iii)    the Contribution Cash Consideration, by wire transfer of immediately available funds to the accounts specified by Azure;
(iv)    the Contribution Interests, by issuance of such Contribution Interests (in book-entry form) to Azure, by instruction to Azure’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Azure;
(v)    a copy of the Second A&R Marlin LP Agreement, duly executed by Marlin GP;
(vi)    a counterpart to the Bill of Sale and Assignment and Assumption Agreement, duly executed by a Subsidiary of Marlin;
(vii)    a counterpart to the Talco LP Interests Assignment, duly executed by a Subsidiary of Marlin;
(viii)    a counterpart to the Talco GP Interests Assignment, duly executed by a Subsidiary of Marlin;
(ix)    a counterpart to the New Omnibus Agreement, duly executed by Marlin;
(x)    counterparts to the Conveyances, duly executed by Marlin;
(xi)    a closing certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Marlin GP, certifying that to such officer’s Knowledge, the conditions set forth in Section 9.2(b), insofar as they apply to the Marlin Parties and solely with respect to Marlin, have been satisfied;
(xii)    an officer’s certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Marlin GP, certifying as to and attaching (i) the resolutions of the board of directors of Marlin GP authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, (ii) the recommendation of the Conflicts Committee and (iii) the incumbency of the officers authorized to execute this Agreement on behalf of Marlin;
(xiii)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that each Marlin Party is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder;

(xiv)    a certificate of existence and good standing as of a recent date with respect to each Marlin Party, issued by the Secretary of State of Delaware; and
(xv)    such other documents, certificates and other instruments as may be reasonably requested by Azure prior to the Closing Date to carry out the intent and purposes of this Agreement;
(m)    To NMD,
(xv)    a counterpart to that certain transition services agreement, dated as of the Closing Date (the “Transition Services Agreement”), substantially in the form of Exhibit L attached hereto, and as agreed upon in writing by Azure, duly executed by Marlin;
(xvi)    a counterpart to that certain Registration Rights Agreement, dated as of the Closing Date (the “Registration Rights Agreement”) substantially in the form of Exhibit M attached hereto, and as agreed upon in writing by Azure, duly executed by Marlin and Marlin GP; and
(n)    To Azure and NMD:
(i)    a counterpart to the AMI Agreement, duly executed by Marlin; and
(ii)    a termination agreement (the “Omnibus Termination Agreement”), evidencing the termination of the Omnibus Agreement among NuDevco Partners, LLC, NuDevco Partners Holdings, LLC, NMD, Marlin and Marlin GP, dated as of July 31, 2013, in a form reasonably satisfactory to Azure, duly executed by Marlin and Marlin GP.
10.4    Deliveries by the NMD Parties.
(c)    To Azure:
(i)    a counterpart to the Option Agreement, duly executed by NMD;
(ii)    a counterpart to the Unitholder Agreement, duly executed by NMD;
(iii)    a counterpart to the Marlin GP Interests Assignment, duly executed by NMD;
(iv)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that each NMD Party is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder;
(v)    copies of the AES Amended Contracts, in the form reasonably satisfactory to Azure;

(vi)    the written resignations of the officers and directors of Marlin GP set forth on Schedule 8.18 of the NMD Disclosure Schedules effective as of Closing.
(vii)    a certificate of existence and good standing as of a recent date with respect to each NMD Party, issued by the Secretary of State of Delaware or the Secretary of State of the State of Texas, as applicable; and
(viii)    a closing certificate, dated as of the Closing Date, duly executed by a Responsible Officer of each NMD Party, certifying that to such officer’s Knowledge, the conditions set forth in Section 9.2(a) and Section 9.2(b), insofar as they apply to the NMD Parties and solely with respect to each NMD Party, have been satisfied;
(ix)    an officer’s certificate, dated as of the Closing Date, duly executed by a Responsible Officer of each NMD Party, certifying as to and attaching (i) the resolutions of the sole member of each NMD Party authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, (ii) the incumbency of the officers authorized to execute this Agreement on behalf of each NMD Party;
(x)    such other documents, certificates and other instruments as may be reasonably requested by Azure prior to the Closing Date to carry out the intent and purposes of this Agreement;
(d)    To Marlin,
(v)    a counterpart to the Transition Services Agreement, duly executed by NMD;
(vi)    a counterpart to the Registration Rights Agreement duly executed by NMD;
(e)    To Azure and Marlin,
(xviii)     a counterpart to the AMI Agreement, duly executed by AES; and
(xix)    a counterpart to the Omnibus Termination Agreement, duly executed by NuDevco Partners, LLC and NuDevco Holdings, LLC.
ARTICLE XI
TERMINATION RIGHTS
11.1    Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:
(m)    By mutual written consent of the Parties;

(n)    By any Party if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by the Transaction Documents;
(o)    By any Party in the event that the Closing has not occurred on or prior to March 30, 2015 (the “Termination Date”); provided, however, that (i) Azure may not terminate this Agreement pursuant to this Section 11.1(c) if such failure of the Closing to occur is due to the failure of Azure to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Azure under this Agreement; (ii) no Marlin Party may terminate this Agreement pursuant to this Section 11.1(c) if such failure of the Closing to occur is due to the failure of any Marlin Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by any Marlin Party under this Agreement; and (iii) no NMD Party may terminate this Agreement pursuant to this Section 11.1(c) if such failure of the Closing to occur is due to the failure of any NMD Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by any NMD Party under this Agreement;
(p)    By Azure if there shall have been a breach or inaccuracy of any NMD Party’s representations and warranties in this Agreement or a failure by any Marlin Party or any NMD Party to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 9.2(a) or Section 9.2(b), unless such failure is reasonably capable of being cured, and the Marlin Parties or the NMD Parties, as applicable, are using all Reasonable Best Efforts to cure such failure by the Termination Date; provided, however, that Azure may not terminate this Agreement pursuant to this Section 11.1(d) if (i) any of Azure’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 9.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by Azure to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 9.3(b) not to be satisfied;
(q)    By any Marlin Party if there shall have been a breach or inaccuracy of Azure’s representations and warranties in this Agreement or a failure by Azure to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 9.3(a) or Section 9.3(b), unless such failure is reasonably capable of being cured, and Azure is using all Reasonable Best Efforts to cure such failure by the Termination Date; provided, however, that no Marlin Party may terminate this Agreement pursuant to this Section 11.1(e) if (i) any of any Marlin Party’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 9.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by any Marlin Party to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 9.2(b) not to be satisfied;
(r)    By any NMD Party if there shall have been a breach or inaccuracy of any Azure Fundamental Representations or failure by Azure to perform its covenants and agreements in this Agreement in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 9.3(a) or Section 9.3(b), unless such failure is reasonably capable of being cured, and Azure is using all Reasonable Best Efforts to cure such failure by the Termination Date; provided, however, that no NMD Party may terminate this Agreement pursuant to this Section 11.1(f) if (i) any of any NMD Party’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 9.2(a) not to be satisfied or (ii) if there has been, and continues to be, a failure by any NMD Party to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 9.2(b) not to be satisfied;
11.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 11.2, Section 8.5(c), Section 8.6, Section 8.8, Article XIII and Article XIV; provided, however, that no termination of this Agreement shall relieve any Party from any liability for any willful and intentional breach of this Agreement by such Party or for fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful and intentional breach or fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement. In the event of any willful and intentional breach of this Agreement by a Party or for fraud by such Party, the waiver provisions set forth in Section 12.4(f) shall be inapplicable.
ARTICLE XII
INDEMNIFICATION
12.1    Indemnification by Azure. Solely for the purposes of the indemnities made in this Section 12.1, the representations and warranties (other than in Section 5.6(b)) made by Azure in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the terms of this Article XII, from and after the Closing, Azure shall indemnify and hold harmless each Marlin Party and its partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Marlin Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation) (collectively, “Losses”) incurred or suffered by the Marlin Indemnitees as a result of, caused by, arising out of or relating to:

(o)    any breach or inaccuracy of Azure of any of the Azure Fundamental Representations (in each case, when made);
(p)    any breach or inaccuracy of any of the other representations or warranties (in each case, when made) of Azure contained in this Agreement;
(q)    any breach of any of the covenants or agreements of Azure contained in this Agreement; and
(r)    the Azure Retained Obligations.
12.2    Indemnification by the Marlin Parties. Subject to the terms of this Article XII, from and after the Closing, each Marlin Party, jointly and severally, shall indemnify and hold harmless Azure and its partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Azure Indemnitees”), to the fullest extent permitted by Law, from and against any Losses incurred or suffered by the Azure Indemnitees as a result of, caused by, arising out of or relating to:
(f)     any breach of any of the covenants or agreements of any Marlin Party contained in this Agreement; and
(g)    the TGG Assumed Liabilities.
12.3    Indemnification by the NMD Parties. Solely for the purposes of the indemnities made in this Section 12.3, the representations and warranties (other than in Section 6.7(b)) made by each NMD Party in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the terms of this Article XII, from and after the Closing, each NMD Party, jointly and severally, shall indemnify and hold harmless the Azure Indemnitees, to the fullest extent permitted by Law, from and against any Losses incurred or suffered by the Azure Indemnities as a result of, caused by or arising out of or relating to:
(i)    any breach or inaccuracy of any NMD Party of any of the NMD Fundamental Representations (in each case, when made);
(j)    any breach or inaccuracy of any of the other representations or warranties (in each case, when made) of any NMD Party contained in this Agreement;
(k)    any breach of any of the covenants or agreements of any NMD Party contained in this Agreement; and
(l)    the Marlin GP Retained Liabilities.

12.4    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article XII or elsewhere in this Agreement (subject to Section 12.4(g)), the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
(f)    De Minimis. No indemnifying party (an “Indemnifying Party”) will have any liability under this Article XII in respect of any individual claim involving Losses arising under Section 12.1(b) or Section 12.3(b) to any Indemnitee of less than $50,000 (each, a “De Minimis Claim”).
(g)    Deductible.
(vi)    Azure will not have any liability under Section 12.1(b) unless and until the Marlin Indemnitees have suffered Losses in excess of $1,625,000 in the aggregate (the “Azure Deductible”) arising from Claims under Section 12.1(b) that are not De Minimis Claims and then recoverable Losses claimed under Section 12.1(b) shall be limited to those that exceed the Azure Deductible.
(vii)    The NMD Parties will not have any liability under Section 12.3(b) unless and until the Azure Indemnitees have suffered Losses in excess of $700,000 in the aggregate (the “NMD Deductible”) arising from Claims under Section 12.3(b) that are not De Minimis Claims and then recoverable Losses claimed under Section 12.3(b) shall be limited to those that exceed the NMD Deductible.
(h)    Cap.
(viii)    Azure’s aggregate liability under Section 12.1(b) shall not exceed $16,250,000.
(ix)    The NMD Parties’ aggregate liability under Section 12.3(b) shall not exceed $7,000,000.
(i)    Survival; Claims Period.
(xvi)    The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the 18-month anniversary of the Closing Date (the “Expiration Date”); provided that the Azure Fundamental Representations and the NMD Fundamental Representations shall survive for a period equal to the applicable statute of limitations for each such representation (the “Fundamental Expiration Date”).

(xvii)    No action for a breach of any representation or warranty contained herein shall be brought after the Expiration Date or the Fundamental Expiration Date, as applicable, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.
(j)    Calculation of Losses. In calculating amounts payable to any Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person other than the applicable indemnifying party (an “Indemnifying Party”) with respect to such Losses. Notwithstanding anything herein to the contrary, the recovery of an Indemnified Party pursuant to Section 12.3(b) shall be limited to the actual Losses incurred by such Indemnified Party based on the economic ownership of such Indemnified Party in Marlin as of the Closing together with any ownership interest in Marlin owned by such Indemnified Party acquired pursuant to the Option as of the date a claim for indemnity is made by such Indemnified Party pursuant to Section 12.3(b), as applicable.
(k)    Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages, (A) to the extent an Indemnified Party is required to pay consequential damages to an unrelated third party and (B) to the extent of consequential damages to an Indemnified Party arising from fraud or willful misconduct.
(l)    Sole and Exclusive Remedy. Except for the assertion of any claim based on fraud or willful misconduct, the remedies provided in this Article XII shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby.
12.5    Indemnification Procedures.
(c)    Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article XII, including receipt by it of notice of any Proceeding, by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnitee must assert its claim for indemnification under this Article XII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article XII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a formal demand for indemnification under this Agreement. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is materially prejudiced by such failure or delay and except as is otherwise provided herein. If the indemnified party knowingly failed to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, the Indemnifying Party’s indemnity obligation relating to such Claim shall be limited to the extent that such knowing failure to notify the Indemnifying Party has actually resulted in material prejudice or damage to the Indemnifying Party. Except as specifically provided herein, each Indemnitee’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnitee’s consummation of the transactions contemplated hereby and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnitee or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to the Indemnifying Party), whether before or after the Execution Date or the Closing Date with respect to any circumstances constituting a condition under this Agreement.
(d)    In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnitee as may be appropriate. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying

Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article XII that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article XII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).
(e)    If requested by the Indemnifying Party, the Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnitee for any reasonable expenses incurred by it in so cooperating. At no cost or expense to the Indemnitee, the Indemnifying Party shall reasonably cooperate with the Indemnitee and its counsel in contesting any Claim.
(f)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
(g)    Notwithstanding anything in this Article XII to the contrary, any indemnification payment to be made to an Indemnittee pursuant to this Article XII shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnitee within ten (10) days after the final determination thereof.
12.6    Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE XII BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE XII SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

12.7    No Reliance.
(i)    THE REPRESENTATIONS AND WARRANTIES OF AZURE CONTAINED IN ARTICLE V CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF AZURE TO THE MARLIN PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES OF THE NMD PARTIES CONTAINED IN ARTICLE VI AND ARTICLE VII CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE NMD PARTIES TO AZURE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).
12.8    Tax Treatment. Any payments made to any Party pursuant to Article XII shall constitute an adjustment of the Marlin Contribution Consideration, the Redemption Purchase Price or the Marlin GP Purchase Price, as applicable, for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.
12.9    Release. For and in consideration of the Marlin GP Purchase Price and the Redemption Purchase Price, effective as of the Closing, NMD shall, and shall cause its Affiliates (other than Associated Energy Services, LP solely with regard to its rights under the Contracts set forth on Schedule 12.9 of the NMD Disclosure Schedules), to absolutely and unconditionally release, acquit and forever discharge Azure, the Marlin Entities and their respective Affiliates, each of the present and former partners, members, equity holders, officers, directors, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Marlin Entities, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of the Marlin Entities (and any predecessors), related to any period of time before the Closing Date.
ARTICLE XIII
GOVERNING LAW AND CONSENT TO JURISDICTION
13.1    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
13.2    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
ARTICLE XIV
GENERAL PROVISIONS
14.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by Marlin pursuant to the terms of this Agreement, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of Marlin.
14.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
14.3    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:
If to Azure to:
Azure Midstream Energy LLC
12377 Merit Drive, Suite 300
Dallas, TX 75251
Attention: President

With a copy to:
Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, TX 77002
Attention: Doug McWilliams
Attention: W. Matthew Strock
If to the Marlin Parties prior to the Closing Date:
Conflicts Committee of Marlin Midstream Partners, LP
c/o NuDevco Midstream Development, LLC
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Chairman of the Conflicts Committee

With copies to:
NuDevco Midstream Development, LLC
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Executive Vice President and General Counsel

Akin Gump Strauss Hauer & Feld, LLP
111 Louisiana, 44th Floor
Houston, TX 77002
Attention: J. Vincent Kendrick

If to the Marlin Parties following the Closing Date:
Conflicts Committee of Marlin Midstream Partners, LP
c/o Azure Midstream Energy LLC
12377 Merit Drive, Suite 300
Dallas, TX 75251
Attention: Chairman of the Conflicts Committee
With copies to:
Azure Midstream Energy LLC
12377 Merit Drive, Suite 300
Dallas, TX 75251
Attention: President

Akin Gump Strauss Hauer & Feld, LLP
111 Louisiana, 44th Floor
Houston, TX 77002
Attention: J. Vincent Kendrick

If to the NMD Parties to:
NuDevco Midstream Development, LLC
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Chief Executive Officer

With a copy to:
NuDevco Midstream Development, LLC
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Executive Vice President & General Counsel
14.4    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided that Marlin may assign its rights (but not its obligations) to another Marlin Entity without the consent of Azure.
14.5    Third Party Beneficiaries. Except as set forth in Section 8.19, (a) this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns; (b) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates; and (c) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
14.6    Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement, this Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
14.7    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
14.8    Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
14.9    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Azure Disclosure Schedules, the Marlin Disclosure Schedules or the NMD Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the Azure Disclosure Schedules, the Marlin Disclosure Schedules or the NMD Disclosure Schedules or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the Azure Disclosure Schedules, the Marlin Disclosure Schedules or the NMD Disclosure Schedules may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.
14.10    Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

AZURE MIDSTREAM ENERGY LLC

By:    /s/ I. J. “Chip” Berthelot, II
Name: I. J. “Chip" Berthelot, II
Title: President

Signature Page to
Transaction Agreement

MARLIN MIDSTREAM PARTNERS, LP
By:     Marlin Midstream GP, LLC,
its General Partner

By:     /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title: Chief Executive Officer

MARLIN MIDSTREAM GP, LLC

By:     /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title: Chief Executive Officer

MARLIN IDR HOLDINGS, LLC

By:     /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title: Chief Executive Officer

NUDEVCO MIDSTREAM DEVELOPMENT, LLC

By:     /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title: Chief Executive Officer

Signature Page to
Transaction Agreement

EXHIBIT A
DEFINITIONS
“AES” has the meaning set forth in Section 8.20.
“AES Amended Contracts” has the meaning set forth in Section 8.20.
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph.
“Allocation” has the meaning set forth in Section 2.4.
“AMI Agreement” has the meaning set forth in Section 10.2(c)(ii).
“Asset Allocation Statement” has the meaning set forth in Section 2.4.
“Available Cash” has the meaning set forth in the Marlin Partnership Agreement.
“Azure” has the meaning set forth in the introductory paragraph.
“Azure Acquisition Transaction” has the meaning set forth in Section 8.9(b).
“Azure Debt Consents” means all amendments, consents, waivers, modifications, restatements and replacements necessary in connection with, or required under, the Azure Debt Facility in order to effect the transactions contemplated by this Agreement, including the release of liens on the Legacy Assets placed thereon pursuant to the Azure Debt Facility, if any.
“Azure Debt Facility” means that certain Credit Agreement dated November 15, 2013 among Azure, as borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, as amended.
“Azure Deductible” has the meaning set forth in Section 12.4(b)(i).
“Azure Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Azure and delivered to the Marlin Parties on the Execution Date.
“Azure Fundamental Representations” has the meaning set forth in Section 9.3(a).
“Azure Indemnitees” has the meaning set forth in Section 12.2.
“Azure Parties” means Azure, Talco and TGGT, collectively.

Exhibit A, Page 1

“Azure Property” has the meaning set forth in Section 5.14(a).
“Azure Retained Obligations” means any and all liabilities, claims or other obligations, known or unknown, of Azure or its Affiliates relating to, arising from or otherwise attributable to (i) Indebtedness, (ii) employee benefits, compensation plans, agreements or arrangements made by Azure or any of its Affiliates or ERISA Affiliates, (iii) employees of Azure and its Affiliates, including with respect to services to the Legacy Assets or the Legacy Business prior to 11:59 p.m. on the day before the Closing Date; (iv) the Excluded Talco Assets and (v) the Legacy Business to the extent such liabilities, claims or other obligations relate to current liabilities that should be included in a balance sheet attributable to the Legacy Business as of 11:59 p.m. on the day before the Closing Date.
“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 10.2(a)(i).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable Laws.
“Claim” has the meaning set forth in Section 12.5(a).
“Claim Notice” has the meaning set forth in Section 12.5(a).
“Closing” has the meaning set forth in Section 10.1.
“Closing Date” has the meaning set forth in Section 10.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning ascribed to such term in the Marlin Partnership Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 8.5(c).
“Conflicts Committee” has the meaning set forth in the recitals.
“Contract” means any agreements (written or oral), commitments, leases, licenses, notes, evidences of indebtedness, mortgages, security agreements, bonds, or other instruments, obligations or binding arrangements or understandings of any kind or character, whether oral or in writing.
“Contributed Assets” has the meaning set forth in the recitals.
“Contribution” has the meaning set forth in the recitals.
“Contribution Cash Consideration” has the meaning set forth in Section 2.2.

Exhibit A, Page 2

“Contribution Interests” has the meaning set forth in Section 2.2.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Conveyances” has the meaning set forth in Section 10.2(a)(iv).
“Creditors’ Rights” has the meaning set forth in Section 5.2(b).
“De Minimis Claim” has the meaning set forth in Section 12.4(a).
“Debt Commitment Letter” has the meaning set forth in Section 6.26.
“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
“Disclosure Schedule” means (i) with respect to Azure, the Azure Disclosure Schedules, (ii) with respect to the Marlin Parties, the Marlin Disclose Schedules and (iii) with respect to the NMD Parties, the NMD Disclosure Schedules.
“Employee Matters Agreement” has the meaning set forth in the recitals.
“Environmental Laws” means any and all Laws pertaining to prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, or occupational health and workplace safety, including (i) the Resource Conservation and Recovery Act, (ii) the Clean Air Act; (iii) the Comprehensive Environmental Response, Compensation, and Liability Act, (“CERCLA”); (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right‑to-Know Act; (viii) the National Environmental Policy Act; (ix) the Occupational Safety and Health Act; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and any amendments to any of the foregoing that become effective prior to the Execution Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.

Exhibit A, Page 3

“Event” means any event, change, development, effect, condition, matter, occurrence or state of facts.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Talco Assets” means all assets and properties owned or leased by Talco that are not primarily related to the ownership, operation, use or maintenance of the Legacy System and all cash, accounts receivable and inventory of Talco that have accrued as of 11:59 p.m. on the day before the Closing Date.
“Execution Date” has the meaning set forth in the introductory paragraph.
“Expiration Date” has the meaning set forth in Section 12.4(d)(i).
“FERC” means the Federal Energy Regulatory Commission of the United States of America.
“Financing Sources” means any lenders, agents and other financing sources in connection with the Marlin Debt Financing or the Azure Debt Facility, as applicable.
“Fundamental Expiration Date” has the meaning set forth in Section 12.4(d)(i).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.
“General Partner Unit” has the meaning ascribed to such term in the Marlin Partnership Agreement.
“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.
“GP Purchase” has the meaning set forth in the recitals.
“Hazardous Substances” means any substance, waste or materials whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation,

Exhibit A, Page 4

explosives, or radioactive materials; or (iii) which causes or poses a threat to cause a hazard to the environment or to the health or safety of persons; provided that the term Hazardous Substances shall be deemed not to include petroleum, petroleum products, natural gas or natural gas liquids while they are secured in containers or vessels that are in good condition and compliant with applicable Environmental Laws.
“IDR Conversion” has the meaning set forth in the recitals.
“IDR Unit” means “Incentive Distribution Unit” as defined in the Second A&R Marlin LP Agreement.
“IDRH” has the meaning set forth in the introductory paragraph.
“IDRH Subject Interests” has the meaning set forth in the recitals.
“Incentive Distribution Rights” has the meaning ascribed to such term in the Marlin Partnership Agreement.
“Indebtedness” means, without duplication, all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including accrued and unpaid interest), or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty
“Indemnified Party” has the meaning set forth in Section 12.4(e).
“Indemnifying Party” has the meaning set forth in Section 12.4(a).
“Independent Accountant” shall mean a nationally-recognized independent accounting firm mutually acceptable to the Conflicts Committee and Azure, provided, however, if Azure and the Conflicts Committee are unable to mutually agree upon and select an accounting firm, then the Independent Accountant shall be the accounting firm chosen by the American Arbitration Association.
“Indemnitees” means the Azure Indemnitees and the Marlin Indemnitees, collectively.
“Interest” means (i) capital stock, common units, member or limited liability company interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (iii) any right (contingent or otherwise) to acquire any of the foregoing.
“Knowledge” means (i) with respect to Azure, Talco or TGG, the actual knowledge of I .J. “Chip” Berthelot, II, Eric T. Kalamaras, Victor Davis, David Garrett and David Herbert; (ii) with

Exhibit A, Page 5

respect to the Marlin Parties, the actual knowledge of W. Keith Maxwell III, Terry Jones, Amanda (Mandy) Bush, David Norwood and Jeremy Ham and (iii) with respect to the NMD Parties, the actual knowledge of W. Keith Maxwell III and Terry Jones.
“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
“Legacy Assets” means collectively the Talco Interests, the Talco Assets and the TGG Assets.
“Legacy Audited Annual Financial Statements” has the meaning set forth in Section 5.6(a).
“Legacy Audited Interim Financial Statements” has the meaning set forth in Section 5.6(a).
“Legacy Business” means the business of providing natural gas gathering, compression, treating and processing and other services with respect to the Legacy System and the Legacy Assets consistent with past practices.
“Legacy Contracts” has the meaning set forth in Section 5.15(b).
“Legacy Financial Statements” has the meaning set forth in Section 5.6(a).
“Legacy Material Adverse Effect” means any (i) Material Adverse Effect in respect of the Legacy Assets or the Legacy Business or (ii) Event that is or would reasonably be expected to adversely affect Azure’s ability to consummate the transactions contemplated in this Agreement.
“Legacy System” means the natural gas gathering, compression, treating and processing system set forth on Exhibit B-1.
“Legacy Unaudited Annual Financial Statements” has the meaning set forth in Section 5.6(a).
“Legacy Unaudited Interim Financial Statements” has the meaning set forth in Section 5.6(a).
“Lien” means § any mortgage, security interest, deed of trust, pledge, hypothecation, assignment, charge or other encumbrance, lien (statutory or otherwise), right or preferential arrangement of any kind or nature whatsoever in respect of any property or assets (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming Azure or its Subsidiaries, under the Uniform Commercial Code or any comparable law) or other similar

Exhibit A, Page 6

property interest or encumbrance in respect of any property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on the title to real or personal property (whether or not of record).
“Losses” has the meaning set forth in Section 12.1.
“Marlin” has the meaning set forth in the introductory paragraph.
“Marlin Acquisition Transaction” has the meaning set forth in Section 8.9(a).
“Marlin Benefit Plans” has the meaning set forth in Section 6.18(a)(ii).
“Marlin Contracts” has the meaning set forth in Section 6.14(b).
“Marlin Contribution Consideration” has the meaning set forth in Section 2.2.
“Marlin Debt Financing” has the meaning set forth in Section 6.26.
“Marlin Disclosure Schedules” means the disclosure schedules to this Agreement prepared by the Marlin Parties and delivered to Azure and the NMD Parties on the Execution Date.
“Marlin Entities” means Marlin, Marlin GP and each Subsidiary of Marlin, collectively.
“Marlin Financial Statements” has the meaning set forth in Section 6.6(b).
“Marlin GP” has the meaning set forth in the introductory paragraph.
“Marlin GP Interests” has the meaning set forth in the recitals.
“Marlin GP Interests Assignment” has the meaning set forth in Section 10.2(b)(iii).
“Marlin GP Purchase Price” has the meaning set forth in Section 4.2.
“Marlin GP Retained Liabilities” means any and all obligations and liabilities, known or unknown, with respect to Marlin GP arising prior to the Closing Date to the extent such obligations or liabilities are not reimbursed by Marlin pursuant to any rights to indemnification held by Marlin GP from Marlin.
“Marlin Indemnitees” has the meaning set forth in Section 12.1.
“Marlin LTIP” has the meaning set forth in Section 6.5(a).
“Marlin Material Adverse Effect” means any Material Adverse Effect in respect of the Marlin Entities, taken as a whole.
“Marlin Parties” means Marlin and Marlin GP, collectively.

Exhibit A, Page 7

“Marlin Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Marlin Midstream Partners, LP, dated as of July 31, 2013.
“Marlin Property” has the meaning set forth in Section 6.13(a).
“Marlin SEC Documents” has the meaning set forth in Section 6.6(a).
“Material Adverse Effect” shall mean§ with respect to any Person, any Event that, individually or in the aggregate, (x) is or would reasonably be expected to materially and adversely affect the assets, liabilities, business, condition (financial or otherwise), operations or properties of such Person and its Subsidiaries, taken as a whole, or (y) if applicable, is or would reasonably be expected to adversely affect such Person’s ability to consummate the transactions contemplated in this Agreement, or § with respect to the Legacy Assets or the Legacy Business, any Event that is materially adverse to the operations, or physical condition of the Legacy Assets or the Legacy Business or revenues or liabilities associated with the Legacy Assets or Legacy Business (as compared to the operations or physical condition of the Legacy Assets or revenues or liabilities associated with the Legacy Assets as of the Execution Date), provided that in determining whether a Material Adverse Effect has occurred, any change, event or development relating to § the industries in which the relevant Person operates or the Legacy Assets are operated, § United States or global economic conditions or financial markets in general, § the transactions contemplated by this Agreement including any public announcement of same, or § changes in Law, shall not be considered to give rise to or constitute a Material Adverse Effect; provided further, that to be excluded under subsection Error! Reference source not found.–(iv) above, such condition may not disproportionately affect, as compared to others in such industry, the relevant Person and its business, financial condition or operations or the Legacy Assets, as applicable, and its operations related thereto, or physical condition or revenues or liabilities.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Multiple Employer Plan” means a plan described in Section 4063(a) of ERISA.
“New Omnibus Agreement” has the meaning set forth in Section 10.2(a)(iv).
“NMD” has the meaning set forth in the introductory paragraph.
“NMD Deductible” has the meaning set forth in Section 12.4(b)(ii).
“NMD Disclosure Schedules” means the disclosure schedules to this Agreement prepared by the NMD Parties and delivered to the Marlin Parties on the Execution Date.
“NMD Fundamental Representations” has the meaning set forth in Section 9.2(a).

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“NMD Material Adverse Effect” means any Material Adverse Effect in respect of the NMD Parties.
“NMD Parties” means NMD and IDRH, collectively.
“Omnibus Termination Agreement” has the meaning set forth in Section 10.3(d)(ii).
“Operating Surplus” has the meaning set forth in the Marlin Partnership Agreement.
“Option” has the meaning set forth in the recitals.
“Option Agreement” has the meaning set forth in Section 10.2(b)(ii).
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“Party” or “Parties” has the meaning set forth in the introductory paragraph.
“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.
“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person and which relate to amounts not yet delinquent; (d) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case that do not materially interfere with the use and operation of any of the assets of such Person; (e) statutory Liens for obligations that are not delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (f) Liens encumbering the fee interest of those tracts of real property encumbered by Rights-of-Way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially interfere with the use and operation of the assets of such Person in the ordinary course of business and (h) any Liens with respect to assets of such Person,

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which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Personal Property” means collectively the Talco Personal Property and the TGG Personal Property.
“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.
“Prohibited Period” has the meaning set forth in Section 8.10(a).
“Real Property Interests” means collectively the Talco Real Property Interests and the TGG Real Property Interests.
“Reasonable Best Efforts” means with respect to a given goal, the efforts that a reasonable person in the position of the promisor would use so as to achieve that goal as expeditiously as possible, provided, however, that an obligation to use Reasonable Best Efforts under this Agreement does not require the promisor to take any actions that would, individually or in the aggregate, cause the promisor to incur costs, or suffer any other detriment, out of reasonable proportion to the benefits to the promisor under this agreement.
“Records” means collectively the Talco Records and the TGG Records.
“Redemption” has the meaning set forth in the recitals.
“Redemption Purchase Price” has the meaning set forth in Section 3.2.
“Registered Intellectual Property” has the meaning set forth in Section 5.17.
“Registration Rights Agreement” has the meaning set forth in Section 10.3(c).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Representatives” has the meaning set forth in Section 8.5(a).

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“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.
“Restricted Activity” means the business of gathering, transporting, treating and processing natural gas, the transloading of crude oil and selling or delivering NGL’s to third parties.
“Rights-of-way” has the meaning set forth in Section 5.14(c).
“SEC” means the U.S. Securities and Exchange Commission.
“Second A&R Marlin LP Agreement” has the meaning set forth in the recitals.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Simmons” has the meaning set forth in the recitals.
“Special Approval” has the meaning ascribed to such term in the Marlin Partnership Agreement.
“Subordinated Unit” has the meaning ascribed to such term in the Marlin Partnership Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Talco” has the meaning set forth in the recitals.
“Talco Assets” means the following assets and properties owned or leased by Talco:
(ii)    the Legacy System;
(iii)    all tangible personal property of every kind and nature that is used primarily in the ownership, operation, use or maintenance of the Legacy System, whether or not currently in service, including gathering lines, salt water disposal and fresh water supply wells, regulators, meters, measurement stations, meter and regulator houses, and other miscellaneous meter and regulation equipment, compressors, dehydrators, drips, gauges, valves, fittings, engines, field equipment, fixtures, trailers, tools, instruments, spare parts, machinery, furnishings, furniture, supplies, inventory, materials and other fixtures, improvements and appurtenances thereto, wherever located at and used or necessary in the operation of the Legacy System including the items of tangible personal property owned or

Exhibit A, Page 11

leased by Talco that are described in Exhibit B-2 (collectively, the “Talco Personal Property”);
(iv)    all Azure Property, Rights-of-Way and other rights, privileges or interests in real property that are used primarily in the ownership, operation, use or maintenance of the Legacy System (collectively, the “Talco Real Property Interests”), including the Real Property Interests owned or leased by Talco that are described in Exhibit B-3 and all fixtures, buildings, improvements and appurtenances thereto located on or under such Talco Real Property Interests;
(v)    all benefits and rights under permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, waivers, registrations, warrants, franchises and similar rights and privileges that are granted by a Governmental Authority and are necessary for, or are used or held for use primarily for or in connection with, the ownership, operation, use or maintenance of the Legacy System, the Personal Property or the Talco Real Property Interests, including the Permits;
(vi)    all prepaid rent, lease, license or right-of-way payments, security deposits and options to renew or purchase in connection with the Rights-of-Way;
(vii)    all warranties, representations and guarantees made by suppliers, manufacturers, contractors or predecessor’s in interest to Talco covering the Talco Personal Property, Talco Real Property Interests and Contracts;
(viii)    all drip liquids and other liquid hydrocarbons and all line pack to the extent owned by Talco and located at or in the Legacy System as of the Closing Date;
(ix)    all benefits and rights under the Contracts;
(x)    all intangible property rights, including rights in technical information, shop rights, designs, plans, blueprints, drawings, manuals, specifications, operating procedures and other proprietary technology and data used primarily in connection with the ownership, operation, use or maintenance of the Legacy System or the Personal Property;
(xi)    all rights and benefits of the following, in each case relating primarily to the Legacy Assets: (A) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, and (B) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to or take possession of such Legacy Assets;

Exhibit A, Page 12

(xii)    copies or originals of all tangible, digital or electronic Contracts, land, title, engineering, division order files (if applicable), abstracts, environmental, operating, performance, safety, maintenance, warranty, accounting, and other data, files, documents, instruments, notes, correspondence, equipment and part lists, test reports, procedures and records, historical gathering and processing data, sales and purchase records, materials relating to suppliers, vendors and other service providers, papers, ledgers, journals, reports, abstracts, surveys, engineering reports, maps, surveys, books, records, designs, plans, blueprints, as-built plans and specifications and system drawings and studies which relate primarily to the Legacy Assets or which are used or held for use primarily in connection with, the ownership, operation, use or maintenance of the Legacy Assets; provided, however, such material shall not include (A) any proprietary data that is not primarily used in connection with the continued ownership, use or operations of the Legacy Assets, (B) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, or (3) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the Legacy System, and the Parties enter a mutually agreeable joint defense agreement related thereto (collectively, the “Talco Records”); and
(xiii)    the benefits in and rights to enforce all claims, causes of action, indemnities, rights of recovery, rights of set off, rights of recoupment, warranties, covenants, guarantees, and all suretyship agreements (and all proceeds from any of the foregoing) to the extent relating solely to the Legacy Assets or the Legacy Assumed Liabilities.
“Talco Entities” means Talco GP and Talco, collectively.
“Talco GP” has the meaning set forth in the recitals.
“Talco GP Interests” has the meaning set forth in the recitals.
“Talco GP Interests Assignment” has the meaning set forth in Section 10.2(a)(iii).
“Talco Interests” has the meaning set forth in the recitals.
“Talco LP Interests” has the meaning set forth in the recitals.
“Talco LP Interests Assignment” has the meaning set forth in Section 10.2(a)(ii).
“Talco Personal Property” has the meaning set forth in Exhibit A under the definition “Talco Assets.”

Exhibit A, Page 13

“Talco Real Property Interests” has the meaning set forth in Exhibit A under the definition of “Talco Assets.”
“Talco Records” has the meaning set forth in Exhibit A under the definition of “Talco Assets.”
“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.
“TBOC” means the Texas Business Organizations Code, as amended from time to time.
“Termination Date” has the meaning set forth in Section 11.1(c).
“Territory” means (a) the following counties in the State of Texas: Harrison County, Panola County, Rusk County and Tyler County, (b) the following parish in the State of Louisiana: Caddo Parish and (c) any other area within a 25-mile radius of any transloading assets owned by Marlin as of the Closing Date.
“TGG” has the meaning set forth in the recitals.
“TGG Assets” means the following assets and properties owned or leased by TGG and used primarily in connection with the ownership, operation, use or maintenance of the Legacy System:
(ii)    the Legacy System;
(iii)    all tangible personal property of every kind and nature that is used primarily in the ownership, operation, use or maintenance of the Legacy System, whether or not currently in service, including gathering lines, salt water disposal and fresh water supply wells, regulators, meters, measurement stations, meter and regulator houses, and other miscellaneous meter and regulation equipment, compressors, dehydrators, drips, gauges, valves, fittings, engines, field equipment, fixtures, trailers, tools, instruments, spare parts, machinery, furnishings, furniture, supplies, inventory, materials and other fixtures, improvements and appurtenances thereto, wherever located at and used or necessary in the operation of the Legacy System, including the items of tangible personal property owned

Exhibit A, Page 14

or leased by TGG that are described in Exhibit B-2 (collectively, the “TGG Personal Property”);
(iv)    all Azure Property, Rights-of-Way and other rights, privileges or interests in real property that are used primarily in the ownership, operation, use or maintenance of the Legacy System (collectively, the “TGG Real Property Interests”), including the Real Property Interests owned or leased by TGG that are described in Exhibit B-3 and all fixtures, buildings, improvements and appurtenances thereto located on or under such TGG Real Property Interests;
(v)    all benefits and rights under permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, waivers, registrations, warrants, franchises and similar rights and privileges that are granted by a Governmental Authority and are necessary for, or are used or held for use primarily for or in connection with, the ownership, operation, use or maintenance of the Legacy System, the Personal Property or the TGG Real Property Interests, including the Permits;
(vi)    all prepaid rent, lease, license or right-of-way payments, security deposits and options to renew or purchase in connection with the Rights-of-Way;
(vii)    all warranties, representations and guarantees made by suppliers, manufacturers, contractors or predecessor’s in interest to TGG covering the TGG Personal Property, TGG Real Property Interests and Contracts;
(viii)    all drip liquids and other liquid hydrocarbons and all line pack to the extent owned by TGG and located at or in the Legacy System as of the Closing Date;
(ix)    all benefits and rights under the Contracts;
(x)    all intangible property rights, including rights in technical information, shop rights, designs, plans, blueprints, drawings, manuals, specifications, operating procedures and other proprietary technology and data used primarily in connection with the ownership, operation, use or maintenance of the Legacy System or the Personal Property;
(xi)    all rights and benefits of the following, in each case relating primarily to the Legacy Assets: (A) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, and (B) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to or take possession of such Legacy Assets;

Exhibit A, Page 15

(xii)    copies or originals of all tangible, digital or electronic Contracts, land, title, engineering, division order files (if applicable), abstracts, environmental, operating, performance, safety, maintenance, warranty, accounting, and other data, files, documents, instruments, notes, correspondence, equipment and part lists, test reports, procedures and records, historical gathering and processing data, sales and purchase records, materials relating to suppliers, vendors and other service providers, papers, ledgers, journals, reports, abstracts, surveys, engineering reports, maps, surveys, books, records, designs, plans, blueprints, as-built plans and specifications and system drawings and studies which relate primarily to the Legacy Assets or which are used or held for use primarily in connection with, the ownership, operation, use or maintenance of the Legacy Assets; provided, however, such material shall not include (A) any proprietary data that is not primarily used in connection with the continued ownership, use or operations of the Legacy Assets, (B) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, or (3) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the Legacy System, and the Parties enter a mutually agreeable joint defense agreement related thereto (collectively, the “TGG Records”); and
(xiii)    the benefits in and rights to enforce all claims, causes of action, indemnities, rights of recovery, rights of set off, rights of recoupment, warranties, covenants, guarantees, and all suretyship agreements (and all proceeds from any of the foregoing) to the extent relating solely to the Legacy Assets or the Legacy Assumed Liabilities.
For the avoidance of doubt, all cash, accounts receivable and inventory of TGG that have accrued as of 11:59 p.m. on the day before the Closing Date shall be retained by Azure.
“TGG Assumed Liabilities” means any and all liabilities, claims or other obligations, known or unknown, relating to, arising from or otherwise attributable to the TGG Assets or the Legacy Business (solely as it related to the TGG Assets) or the procurement, construction, installation, ownership, operation, maintenance or use thereof arising before, on or after the Closing Date, subject to Azure’s indemnification obligations set forth in Section 12.1.
“TGG Personal Property” has the meaning set forth in Exhibit A under the definition of “TGG Assets.”
“TGG Real Property Interests” has the meaning set forth in Exhibit A under the definition of “TGG Assets.”
“TGG Records” has the meaning set forth in Exhibit A under the definition of “TGG Assets.”

Exhibit A, Page 16

“Transaction Documents” means this Agreement, the AMI Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Employee Matters Agreement, the Marlin GP Interests Assignment, the New Omnibus Agreement, the Option Agreement, the Registration Rights Agreement, the Second A&R Marlin LP Agreement, the Talco LP Interests Assignment, the Talco GP Interests Assignment, Transition Services Agreement, the Unitholder Agreement, and the agreements, instruments, documents and certificates contemplated hereby and thereby.
“Transition Services Agreement” has the meaning set forth in Section 10.3(c)(i).
“Transfer Taxes” has the meaning set forth in Section 8.12(a).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Unitholder Agreement” has the meaning set forth in Section 10.2(b)(iii).
“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Exhibit A, Page 17

EXHIBIT B-1

MAP OF THE LEGACY ASSETS

Legacy System Map
Marion
Upshur
Harrison
Caddo
Gregg
Rusk
Panola
De Soto
Interconnects/Sales
Plant - Treater
Marlin Panola Plant
Marlin Midstream
Legacy Transport
Legacy Gathering
Others
EXCO
BP
Goodrich
Chesapeake
Samson
Devon
Valence
Encana
XTO
EOG
N
W
E
S
1 in = 2 miles
1 inch = 9,472 feet
AZURE
MIDSTREAM ENERGY LLC
Azure Midstream Energy, LLC
12377 Merit Dr., Suite 300A
Dallas, TX 75251

Exhibit B-1, Page 1

EXHIBIT B-2

LEGACY PERSONAL PROPERTY

Exhibit B-2, Page 1

EXHIBIT B-3

LEGACY REAL PROPERTY INTERESTS

Exhibit B-3, Page 1

EXHIBIT C

SECOND A&R MARLIN LP AGREEMENT

Exhibit C, Page 1

EXHIBIT D

FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit D, Page 1

EXHIBIT E

FORM OF TALCO LP INTERESTS ASSIGNMENT

Exhibit E, Page 1

EXHIBIT F

FORM OF TALCO GP INTERESTS ASSIGNMENT

Exhibit F, Page 1

EXHIBIT G

FORM OF NEW OMNIBUS AGREEMENT

Exhibit G, Page 1

EXHIBIT H

FORM OF OPTION AGREEMENT

Exhibit H, Page 1

EXHIBIT I

FORM OF MARLIN GP INTERESTS ASSIGNMENT

Exhibit I, Page 1

EXHIBIT J

FORM OF UNITHOLDER AGREEMENT

Exhibit J, Page 1

EXHIBIT K

FORM OF AMI AGREEMENT

Exhibit K, Page 1

EXHIBIT L

FORM OF TRANSITION SERVICES AGREEMENT

Exhibit L, Page 1

EXHIBIT M

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit M, Page 1